UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2021
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

LETTER FROM OUR CHAIRMAN AND CEO

2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

March 25, 2021

Dear Fellow Stockholders:

During a year filled with unprecedented challenges, and following the onset of the global pandemic in March of 2020, our dedicated agents and employees rallied together to ensure the ongoing availability around the world of our essential services that our consumers rely upon every day to send money to friends and family. We remain committed in 2021 and beyond to delivering the industry’s best customer experience, expanding digital growth, and expanding our offerings.

Against this backdrop, and on behalf of the Board of Directors, I want to take this opportunity to invite you to attend our virtual-only 2021 Annual Meeting of Stockholders, which will be held on May 5, 2021 at 8:00 a.m. (Central Time) at www.virtualshareholdermeeting.com/MGI2021. Details of the business to be conducted at the Annual Meeting are described in the attached Notice of 2021 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important, and I encourage you to vote whether or not you plan to attend the Annual Meeting. Please sign, date and return the enclosed proxy card, or vote by telephone or via the Internet as described in your proxy materials.

I encourage you to read the Annual Report on Form 10-K for information about the Company’s performance in 2020, which is available on the Company’s Investor Relations website at https://ir.moneygram.com/.

Thank you for your continued support of MoneyGram. I look forward to our ongoing engagements, including at our upcoming Annual Meeting. I would like to thank our employees for their outstanding efforts to support MoneyGram during this last year of challenges, and our stockholders for their continued support.

Sincerely,

W. Alexander Holmes Chairman and Chief Executive Officer

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

Date and Time Wednesday, May 5, 2021 8:00 a.m. Central Time	Location This year’s meeting is a virtual-only meeting at: www.virtualshareholdermeeting.com/ MGI2021	Record Date March 8, 2021

Items of Business:

1.	To elect eight directors to serve until the 2022 Annual Meeting of Stockholders, or until their successors are elected and qualified or their earlier resignation;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2021;

3.	Advisory vote on the frequency of holding advisory vote on executive compensation;

4.	Advisory vote to approve executive compensation; and

5.	To act upon any other business that may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

Only stockholders of record of our common stock at the close of business on March 8, 2021 are entitled to receive this notice and to vote at the Annual Meeting. A list of the names of stockholders of record entitled to vote at the Annual Meeting will be available during the entire time of the Annual Meeting on the virtual meeting website.

To ensure that your shares are represented at the Annual Meeting, we urge you to submit your voting instructions by proxy as promptly as possible. You may submit your proxy via the Internet or telephone, or, if you received paper copies of the proxy materials by mail, you can also submit a proxy via mail by following the instructions on the proxy card or voting instruction card. We encourage you to submit a proxy via the Internet. It is convenient and saves us significant postage and processing costs. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement. You may also vote online during the Annual Meeting.

By Order of the Board of Directors

Robert L. Villaseñor
General Counsel,
Corporate Secretary and Chief Administrative Officer
Dallas, Texas
March 25, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY MAY 5, 2021

The Notice of Annual Meeting, Proxy Statement and 2020 Annual Report on Form 10-K are available at
www.proxyvote.com.

2021 Notice and Proxy Statement

PROXY STATEMENT

VOTING INFORMATION

A proxy is solicited on behalf of the Board of Directors (the “Board”) of MoneyGram International, Inc. (“MoneyGram,” the “Company,” “we,” “us” or “our”) for use at the Annual Meeting of Stockholders to be held virtually on Wednesday, May 5, 2021, beginning at 8:00 a.m. Central Time at www.virtualshareholdermeeting.com/MGI2021 and at any adjournment or postponement thereof (the “Meeting”). We are first mailing the proxy statement and proxy card to holders of MoneyGram common stock on or about March 25, 2021.

Who May Vote/Voting Rights

All stockholders who owned MoneyGram common stock at the close of business on the record date, March 8, 2021, referred to herein as the record date, are entitled to receive the Notice of Annual Meeting and to attend and vote their shares online at the Meeting. On the record date, 77,578,455 shares of MoneyGram common stock were outstanding.

A holder of MoneyGram common stock is entitled to one vote for each share of common stock held on the record date for each of the proposals set forth herein. There is no cumulative voting.

How You May Vote

You may vote by automated telephone voting, via the Internet or by proxy. The Board recommends you vote by proxy online prior to the Meeting even if you plan to participate in the Meeting. You may vote in one of four ways:

•	Online Prior to the Meeting: You may vote by proxy online. Go to www.proxyvote.com and follow the instructions found on your Notice or proxy card;

•	Online During the Meeting: You may vote online during the Meeting by visiting www.virtualshareholdermeeting.com/MGI2021 and following the instructions found on your Notice or proxy card;

•	By Telephone: You may vote by proxy by calling the toll-free number found on the proxy card; or

•	By Mail: You may vote by proxy by filling out the proxy card and mailing it back.

How You May Revoke or Change Your Vote

Proxies may be revoked or changed if you:

•	deliver a signed, written revocation letter, dated later than the proxy, to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary;

•	deliver a signed proxy, dated later than the prior proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;

•	vote again by telephone or via the Internet prior to the Meeting; or

•	attend the virtual Meeting and vote at the virtual Meeting by submitting a later-dated vote online.

If your shares are held in street name by a broker, bank, trust or other nominee, you must contact such organization and follow its procedures to revoke your proxy.

Costs of Solicitation

The costs of solicitation, if any, will be borne by MoneyGram. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission or facsimile transmission. No additional compensation will be paid to such persons for such solicitation. MoneyGram has retained Alliance Advisors, LLC to assist in the solicitation of proxies for an estimated fee of $7,500 plus reimbursement of certain disbursements and expenses.

MoneyGram will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

2	Voting Information

Your cooperation in promptly voting your shares and submitting your proxy via the Internet or by telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Difference between a Stockholder of Record and a Beneficial Owner of Shares Held in Street Name

If your shares are registered in your name with MoneyGram’s transfer agent, Equiniti Trust Company Shareowner Services, you are the “stockholder of record” of those shares. In such case, the Notice of Annual Meeting, proxy statement and any accompanying documents have been provided directly to you by MoneyGram.

If your shares are not registered in your own name and, instead, your broker, bank, trust or other nominee holds your shares, you are a “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. The Notice of Annual Meeting, this proxy statement and any accompanying documents have been forwarded to you by your broker, bank, trust or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or via the Internet.

Participating in the Meeting

This year’s Meeting will be virtual-only and accessible via the Internet. We adopted a virtual format in 2020 to make participation accessible for stockholders from any geographic location with Internet connectivity. We offer the same participation opportunities as were provided at the in-person portion of our past annual meetings while further enhancing the online experience available to all stockholders regardless of their location. The accompanying proxy materials include instructions on how to participate in the Meeting and how you may vote your shares of MoneyGram common stock.

You are entitled to participate in the Meeting if you were a stockholder as of the close of business on March 8, 2021, the record date, or hold a valid proxy for the meeting. To be admitted to the Meeting at www.virtualshareholdermeeting. com/MGI2021, you must enter the 16-digit control number found next to the label “Control Number” for postal mail recipients or within the body of the email sending you the proxy statement.

Whether or not you participate in the Meeting, it is important that your shares be part of the voting process. You may log on to proxyvote.com and enter your control number. This year’s stockholder question and answer session will include questions submitted in advance of, and questions submitted live during, the Meeting. You may submit a question in advance of the Meeting at www.proxyvote.com after logging in with your Control Number. Questions may be submitted during the Meeting through www.virtualshareholdermeeting.com/MGI2021.

We will have technicians ready to assist you with any technical difficulties you may have accessing the Meeting. If you encounter any difficulties accessing the Meeting during check-in or during the Meeting, please call the technical support number that will be posted on the Meeting platform log-in page.

Votes Required/Voting Procedures

The presence at the Meeting, online or by proxy, of a majority of the voting power of our common stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the Meeting. If a quorum is not present at the Meeting, the chairman of the Meeting or the holders of a majority of the voting power of our common stock entitled to vote at the Meeting who are present in person or by proxy at the Meeting have the power to adjourn the Meeting from time to time, until a quorum is present.

In general, shares of common stock represented by a properly signed and returned proxy card, or properly voted by telephone or via the Internet, will be counted as present and entitled to vote at the Meeting for purposes of determining the existence of a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the voting power considered to be present at the Meeting for purposes of determining a quorum. Broker non-votes are shares held of record by a broker that are not voted because the broker has not received voting instructions from the beneficial owner of the shares and the broker either lacks or declines to exercise the authority to vote the shares in its discretion.

2021 Notice and Proxy Statement

Voting Information	3

Proxies will be voted as specified by the stockholder. Signed proxies that lack any specification will be voted (i) ”FOR” each of the Board’s director nominees; (ii) ”FOR” the ratification of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2021; (iii) “FOR” the advisory vote to select one year as the frequency for approval of executive compensation; and (iv) “FOR” the approval, on an advisory basis of a resolution on our executive compensation. Notwithstanding the foregoing, proxies corresponding to shares held through the MoneyGram International, Inc. 401(k) Plan (the “401(k) Plan”) will be voted as described below. The proxy holders will use their best judgment with respect to any other matters properly brought before the Meeting. If a nominee cannot or will not serve as a director, the proxy may be voted for another person as the proxy holders decide.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the Meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote can be counted.

Independent Tabulator. We have appointed Broadridge Financial Solutions Inc. (“Broadridge”) as our independent tabulator to receive and tabulate all votes cast at the Meeting. Broadridge will determine whether a quorum is present.

Election of Directors (Proposal 1). Each director nominee receiving a majority of the voting power of the common stock outstanding as of the record date and voted with respect to the director will be elected as a director, provided a quorum is present at the Meeting. This means that the voting power of the stock voted “FOR” a director nominee must exceed the voting power of the stock voted “AGAINST” that director nominee in order for that nominee to be elected as a director. Shares not represented at the Meeting, broker non-votes and proxies marked “ABSTAIN” have no effect on the election of directors. See “Other Corporate Governance Matters—Majority Vote Standard” in this proxy statement for further information.

Ratification of Appointment of Independent Registered Public Accounting Firm for 2021 (Proposal 2). The affirmative vote of a majority of the voting power of the common stock outstanding as of the record date and voted with respect to this proposal is required for approval, provided a quorum is present at the Meeting. Shares not represented at the Meeting, broker non-votes and proxies marked “ABSTAIN” with regard to this proposal have no effect on this proposal.

Advisory Vote on the Frequency of Holding Advisory Vote on Executive Compensation (Proposal 3). Stockholders may vote to request the Say-on-Pay vote every year, every two years, or every three years, or may abstain from the voting. The option of one year, two years or three years that receives the affirmative vote of the greatest number of the votes cast of the voting power of the common stock outstanding as of the record date and voted with respect to this proposal, provided a quorum is present at the Meeting, shall be selected on an advisory basis. Shares not represented at the Meeting, broker non-votes and proxies marked “ABSTAIN” have no effect on this proposal. While the outcome of the vote on this proposal will not be binding on the Board, the Board will review and consider the voting results when making a decision about the frequency of future advisory votes on executive compensation.

Advisory Vote to Approve Executive Compensation (Proposal 4). The affirmative vote of a majority of the voting power of the common stock outstanding as of the record date and voted with respect to this proposal is required to approve, on an advisory basis, the compensation of MoneyGram’s named executive officers and the overall executive compensation policies and procedures employed by MoneyGram for its named executive officers, provided a quorum is present at the Meeting. Shares not represented at the Meeting, broker non-votes and proxies marked “ABSTAIN” have no effect on this proposal. While the outcome of the vote on this proposal will not be binding on the Board, the Board will review and consider the voting results when determining future executive compensation decisions.

If you hold your shares in street name, unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the Meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote can be counted.

If you are a participant in the 401(k) Plan, your proxy will serve as a voting instruction to the Independent Fiduciary (as defined in the 401(k) Plan). The Independent Fiduciary shall instruct the 401(k) Plan Trustee how to vote. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If no voting instructions are received from a participant in the 401(k) Plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) Plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to vote such shares differently.

2021 Notice and Proxy Statement

4	Voting Information

Reducing Duplicate Mailings

Because many stockholders hold shares of our common stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

•	Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single notice or single set of proxy materials, you may contact Broadridge Householding Department by phone at 1-866-540-7095 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

•	Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or single set of proxy materials if there are other MoneyGram stockholders who share an address with you. If you currently receive more than one copy of the notice or proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee

•	Right to Request Separate Copies. If you consent to the delivery of a single notice or single set of proxy materials but later decide that you would prefer to receive a separate copy of the notice or proxy materials, as applicable, for each stockholder sharing your address, then please notify Broadridge Householding Department or your nominee, as applicable, and they will promptly deliver the additional notices or proxy materials. If you wish to receive a separate copy of the notice or proxy materials for each stockholder sharing your address in the future, you may also contact Broadridge Householding Department by phone at 1-866-540-7095 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

2021 Notice and Proxy Statement

Board of Directors and Governance	5

BOARD OF DIRECTORS AND GOVERNANCE

Board Structure and Composition

The Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended (our “Bylaws”), provide that each director of the Company is elected annually, for a term expiring at the next annual meeting of stockholders, by the vote of a majority of the voting power of the common stock outstanding as of the record date and voted with respect to the director, provided that in contested elections, the directors will be elected by a plurality of the voting power of the common stock. The number of directors on the Board shall be fixed by a majority of the whole Board, but shall not be more than seventeen nor less than three. If a vacancy occurs, including as a result of an increase in the authorized number of directors, the vacant directorship may be filled by the affirmative vote of a majority of the votes of the remaining directors for a term expiring at the next annual meeting of stockholders. Each director holds office until a successor has been duly elected and qualified, or their earlier resignation.

The Board is currently made up of ten members: nine independent directors (as defined and set forth below) and W. Alexander Holmes, Chairman of the Board and Chief Executive Officer (“CEO”) of the Company. Each of the Company’s current directors, with the exception of Messrs. Clark and Dahir, is seeking re-election at the Meeting. In accordance with the director retirement provisions of the Company’s Bylaws, Messrs. Clark and Dahir will be retiring from the Board on May 5, 2021 and will not stand for re-election for another term at the Meeting. At their time of retirement, the number of directors shall be fixed at eight members.

Director Independence

The Board, based on the recommendation of the Human Resources and Nominating Committee (“HRNC”), affirmatively determined that nine of our current directors, Ms. Gupta, Ms. Silcock and Ms. Vaughan and Messrs. Clark, Dahir, Lorca, Rafferty and Turner and Amb. Garza are independent under the Nasdaq listing standards. Mr. Holmes, our Chairman and CEO, is the only current director who is not independent.

Board Meetings

The Board held 11 meetings during 2020. Each director who was a member of the Board in 2020 attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees on which the director served.

Attendance at Annual Stockholder Meetings

Under our Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, Board meetings and meetings of committees on which they serve. Each director who was a member of the Board in 2020 attended the 2020 Annual Meeting of Stockholders, which was held virtually.

Meetings of Independent Directors

Pursuant to our Corporate Governance Guidelines and the Nasdaq listing standards, the Board schedules an executive session of the independent directors at least twice annually. In 2020, the Board held four executive sessions of the independent directors, which included all directors except Mr. Holmes. The Company does not have a lead independent director. The Board does, however, choose one independent director to preside over each executive session of independent directors.

Board Leadership Structure

The Board reviews its leadership structure periodically. Mr. Holmes has been CEO of the Company since January 1, 2016, has been a member of the Board since December 10, 2015 and, effective February 2, 2018, was appointed as the Chairman of the Board. At this time, we believe that a combined Chairman and CEO is the most desirable approach for the Company because it creates efficiencies and enables the CEO to act as a bridge between management and the Board.

2021 Notice and Proxy Statement

6	Board of Directors and Governance

Board’s Role in Risk Oversight

The Board is responsible for providing oversight of risk management functions, including the Company’s policies and strategies relating to the management of credit, liquidity, market, financial and operational risks. The Board regularly assesses management’s response to critical risks and recommends changes to management, including changes in leadership, where appropriate.

The Board meets periodically with key members of management to review the Company’s business and agree upon its strategy and the risks involved with such strategy. Management and the Board discuss the amount of risk the Company is willing to accept related to implementing our strategy. On a periodic basis throughout the year, management members responsible for managing credit, liquidity, market, financial and key operational risks, including legal, regulatory compliance, fraud, information technology and security (including cybersecurity risks), meet directly with the Board and with the Audit Committee to provide an update on key risks and their processes and systems to manage the risks. The Board approves management’s policies related to key risk areas and provides timely input to management regarding risk issues and the appropriateness of management’s response. The Board also approves actions surrounding our capital structure, debt agreements, interest payments and legal settlements, evaluates potential key acquisitions and approves the annual budget. Key finance, accounting and treasury management members meet directly with the Board to provide updates on our financial results.

The Board delegates responsibility for overseeing certain risks to the Audit Committee. The Audit Committee monitors the quality and integrity of our financial statements and, along with the Compliance and Ethics Committee, our compliance with legal and regulatory requirements. The Audit Committee is also responsible for understanding risk assessment and risk management policies. The internal audit function reports directly to the Audit Committee and is responsible for testing, on a risk basis, management’s compliance with policies and procedures. On an annual basis, the Audit Committee reviews the internal audit function and internal audit reports and regularly meets with management regarding updates on key risks and their processes and systems to manage the risks. The Audit Committee also reviews and approves the annual audit plan and regularly reports to the Board. For additional information with respect to the Audit Committee, see “Board of Directors and Governance—Board Committees—Audit Committee” in this proxy statement.

Board Committees

The Board currently maintains two standing committees: the Audit Committee and the Human Resources and Nominating Committee. In addition, we have established a Compliance and Ethics Committee.

Audit Committee

The Audit Committee currently consists of Ms. Silcock and Ms. Vaughan and Messrs. Dahir (Chair) and Rafferty. Membership on the Audit Committee is limited to independent directors, and the Board, based on the recommendation of the HRNC, has affirmatively determined that each member of the Audit Committee is an independent director under the Nasdaq listing standards and the rules of the U.S. Securities and Exchange Commission (the “SEC”). The Board has also determined, based on the recommendation of the HRNC, in accordance with the Nasdaq listing standards, all members of the Audit Committee are sufficiently proficient in reading and understanding financial statements to serve on the Audit Committee and that each member qualifies as an “audit committee financial expert” under the rules of the SEC and meets the “financial sophistication” standard as defined under the Nasdaq listing standards. No member of the Audit Committee simultaneously served on the audit committee of more than three public companies during 2020.

The Audit Committee held seven meetings in 2020. The Board has adopted a separate written charter for the Audit Committee, which is available at https://ir.moneygram.com/.

The Audit Committee reports regularly to the Board and annually evaluates its own performance. The Audit Committee meets periodically during the year, in conjunction with regular meetings of the Board, and reviews quarterly earnings and related press releases and management’s discussion and analysis of financial condition and results of operation for inclusion in our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K filed with the SEC. The Audit Committee appoints our independent registered public accounting firm and assists the Board in monitoring the quality and integrity of our financial statements, the independence and performance of our internal auditor and our independent registered public accounting firm, and, along with the Compliance and Ethics Committee, our compliance with legal and regulatory requirements. The Audit Committee meets regularly in executive session with our independent registered public accounting firm. The independent registered public

2021 Notice and Proxy Statement

Board of Directors and Governance	7

accounting firm reports directly to the Audit Committee, and the head of the Company’s internal audit function reports directly to the Audit Committee Chair. For additional information regarding the responsibilities of the Audit Committee, see “Board of Directors and Governance—Board’s Role in Risk Oversight” in this proxy statement.

Human Resources and Nominating Committee

The HRNC currently consists of Mr. Clark (Chair), Amb. Garza and Messrs. Lorca and Turner. The Board has affirmatively determined that each member of the HRNC is an independent director under the Nasdaq listing standards and the rules of the SEC.

The HRNC held five meetings in 2020. The Board has adopted a separate written charter for the HRNC, which is available at https://ir.moneygram.com/.

The HRNC reports regularly to the Board and annually evaluates its own performance. It meets periodically during the year, in conjunction with regular meetings of the Board. The HRNC oversees development and implementation of a compensation strategy designed to enhance profitability and fundamental value for the Company. It also reviews and approves the salary and other compensation of the CEO and our other executive officers, as well as the compensation and benefits of our non-employee directors. The HRNC determines incentive compensation targets and awards under various compensation plans and makes grants of equity awards under our stock incentive plan. The HRNC approves the grant of equity compensation to executive officers of the Company (other than the CEO, whose grants are approved by the full Board), and has delegated authority to the Chairman and CEO to approve grants of equity compensation to employees who are not executive officers. During 2020, the HRNC utilized the services of Lyons, Benenson & Company Inc. (“LB&Co.”), as its compensation consultant. LB&Co. assisted the HRNC with an evaluation of the Company’s peer group and executive and non-employee director compensation matters. For additional information regarding our compensation consultant, see “Executive Compensation-Compensation Discussion and Analysis-Role of the Compensation Consultant” in this proxy statement.

The HRNC is also responsible for recommending to the Board a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The HRNC is also responsible for assessing the Board’s performance and reviewing our Corporate Governance Guidelines. The HRNC also reviews and advises the Board regarding public policy and environmental, social and governance matters as they relate to the Company. The HRNC may form subcommittees and delegate authority to such subcommittees when appropriate and when unanimously approved by the HRNC.

Compliance and Ethics Committee

The Compliance and Ethics Committee (the “CEC”) currently consists of Amb. Garza (Chair) and Ms. Gupta and Ms. Vaughan and Messrs. Rafferty and Turner.

The CEC held 14 meetings in 2020. The Board has adopted a separate written charter for the CEC which is available at https://ir.moneygram.com/.

The CEC, among other things, oversees the Company’s programs, policies and procedures regarding compliance with applicable laws and regulations, including the Company’s Code of Conduct, anti-corruption policy and anti-fraud and anti-money laundering policies and oversees the activities of the Company’s chief compliance officer with respect thereto. The CEC also oversees the Company’s compliance with the Deferred Prosecution Agreement (the “DPA”) entered into among the Company and the U.S. Department of Justice and the U.S. Attorney’s Office for the Middle District of Pennsylvania and the Stipulated Order for Compensatory Relief and Modified Order for Permanent Injunction with the Federal Trade Commission.

Communications with the Board

Stockholders or other interested parties may communicate with our independent directors as a group, committees of the Board or individual directors by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary. Upon receipt, the Corporate Secretary will review such correspondence and, as appropriate, forward such correspondence to the Board for its consideration. Complaints and concerns regarding MoneyGram may also be reported anonymously and confidentially via MoneyGram’s Ethics Line at 1-800-494-3554 in the United States or via www.moneygram.ethicspoint.com anywhere in the world. Our Policy on Communications with the Board is contained in our Corporate Governance Guidelines, which are posted at https://ir.moneygram.com.

2021 Notice and Proxy Statement

8	Board of Directors and Governance

Director Nominee Criteria and Process

Our Corporate Governance Guidelines describe the process for selection of director nominees, including qualifications. A candidate for Board service must possess the ability to apply good business judgment, have demonstrated the highest level of integrity, be able to properly exercise the duties of loyalty and care in the representation of the interests of our stockholders and must be able to represent all of our stockholders fairly and equally. Candidates should also exhibit proven leadership capabilities, and experience in business, finance, law, education, technology or government. In addition, candidates should have an understanding of major issues facing public companies similar in scope to MoneyGram. Experience in payment or financial services will be considered as well.

Candidates must also have, and be prepared to devote, adequate time to the Board and its committees. The Board’s philosophy on diversity mirrors the Company’s philosophy. Although no formal policy exists, the Board and HRNC seek to promote, through the nomination process, an appropriate diversity of experience (including international experience), expertise, perspective, age, gender and ethnicity, and includes such diversity considerations when appropriate in connection with potential nominees. Independence of a nominee under the Nasdaq listing standards and applicable SEC rules and regulations is also considered.

In general, candidates for membership to the Board are evaluated, regardless of the source of the nomination, by the HRNC for recommendation to the Board in accordance with its charter and the procedures described in the Corporate Governance Guidelines.

A stockholder who wishes to nominate a person for election to the Board must ensure that the nomination complies with our Bylaw provisions on making stockholder nominations at an annual meeting. For information regarding stockholder proposals for our 2022 Annual Meeting of Stockholders, see the section entitled “Stockholder Proposals for the 2022 Annual Meeting” in this proxy statement.

Compensation Committee Interlocks and Insider Participation

The directors that served as members of the HRNC during the year ended December 31, 2020 were Messrs. Clark (Chair), Amb. Garza and Mr. Turner. Mr. Lorca was appointed to the HRNC in February 2021. No member of the Company’s HRNC is a current or former officer or employee of the Company. During the year ended December 31, 2020, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of another entity when an executive officer of such entity served as a director of the Company or on the HRNC.

Other Corporate Governance Matters

Corporate Governance Guidelines. Our Board has adopted Corporate Governance Guidelines that describe corporate values and ethical business conduct, duties of directors, Board operations, Board confidentiality, committee matters, director qualifications and selection process, director compensation, director independence standards, director retirement age, CEO evaluation, management succession, process for stockholders or other interested parties to communicate with directors and annual Board evaluations, among others. The Corporate Governance Guidelines are available at https://ir.moneygram.com/.

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Corporate Social Responsibility. MoneyGram is committed to the principles of corporate social responsibility as a positive corporate citizen and recognizes these ideals add value for our employees, our stockholders and our community. The HRNC reviews and advises the Board regarding public policy and environmental, social and governance (“ESG”) matters as they relate to the Company. Accordingly, our Board, through the HRNC, has adopted a Social Impact Policy which outlines the goals and purposes of the Company’s Social Impact Program. The policy states that MoneyGram leaders will act as role models by incorporating social impact considerations in all business activities and ensuring that appropriate processes are in place to effectively identify, monitor, and manage social impact opportunities relevant to our business and industry. The Company’s Social Impact Program framework consists of the following pillars:

•	Corporate Citizenship - developing an ESG reporting framework and seeking opportunities to leverage our systems and networks to create positive societal change in the area of financial literacy and inclusion;

•	Diversity, Equity & Inclusion - developing and promoting strategies and practices which support and engage all stakeholders regardless of gender, race, ethnicity, sexual orientation, religion, national origin, background or ability;

•	Philanthropy - aligning the MoneyGram Foundation with our corporate citizenship strategy through grants in the areas of financial literacy, financial inclusion and workforce readiness; and

•	Volunteerism - encouraging and supporting our global network of employees who are making an impact in the communities where they live and work.

Code of Conduct. All of our directors and employees, including our Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer) and Chief Accounting Officer (principal accounting officer), or persons performing similar functions, are subject to our Code of Conduct and the provisions regarding corporate values and ethical business conduct contained in our Corporate Governance Guidelines. These documents are available at https://ir.moneygram.com/. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waivers from, our Code of Conduct by posting such information on our website.

Committee Authority to Retain Independent Advisors. Each committee of the Board has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

Whistleblower Procedures. The Audit Committee has established procedures for complaints whereby employees of the Company may submit a good faith complaint of workplace practices or policies that they believe to be in violation of law, against public policy, fraudulent or unethical, including accounting, internal accounting controls or auditing matters, without fear of dismissal or retaliation. MoneyGram is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and auditing practices. In order to facilitate the reporting of employee complaints, the Audit Committee has established procedures for the receipt, retention and treatment of complaints, and confidential, anonymous submission by employees of concerns regarding such questionable matters.

Disclosure Control Committee. We have established a Disclosure Control Committee composed of members of management to assist in fulfilling our obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.

Asset/Liability Committee. We have established an Asset/Liability Committee composed of members of management and chaired by our Chief Financial Officer, or CFO, to oversee and make recommendations to the Board regarding financial policies and procedures of the Company.

No Executive Loans. We do not extend loans to our executive officers or directors and do not have any such loans outstanding.

Majority Vote Standard. In an uncontested election, our Bylaws require directors to be elected annually, for a term expiring at the next annual meeting of stockholders, by the vote of the majority of the voting power of the voting stock outstanding as of the record date and voted with respect to the director. A majority of the votes cast means that the voting power of the stock voted “FOR” a director must exceed the voting power of the stock voted “AGAINST” that director. In a contested election, a situation in which the number of nominees exceeds the number of directors to be elected as of a date that is 14 days in advance of the date of filing of the definitive proxy statement, the standard for election of directors would be a plurality of the voting power of the stock represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest percentage of voting power of the stock would be elected. If a nominee who is

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serving as a director is not elected at the Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The HRNC will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the HRNC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the Meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.”

Hedging. The Company’s insider trading policy prohibits the Company’s employees, including its executive officers and directors, from pledging the Company’s securities or engaging in certain forms of hedging or short-term speculative trading of the Company’s securities, including, without limitation, short sales or put or call options involving the Company’s securities. We also prohibit certain employees, officers and directors from pledging MoneyGram securities as collateral for loans (including margin loans).

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PROPOSAL 1: ELECTION OF DIRECTORS

The following individuals are nominated as directors for a term expiring at the 2022 Annual Meeting of Stockholders: Ms. Gupta, Ms. Silcock and Ms. Vaughan and Messrs. Holmes, Lorca, Rafferty, and Turner and Amb. Garza. Each of these individuals is currently serving as a director of the Company. Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified or until his or her death, resignation or retirement. If any nominee is unable to serve, proxies will be voted in favor of the remaining nominees and may be voted for another person nominated by the Board. In making its recommendation to the Board for a slate of directors for election by the Company’s stockholders, the HRNC considered the criteria described in “Board of Directors and Governance—Director Nominee Criteria and Process” in this proxy statement. The biographies of each of the director nominees below contain information regarding age, the year they first became a director, business experience, other public company directorships held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the HRNC to determine that they should serve as a director of the Company.

Director Nominees — Snapshot

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” the election of each director nominee.

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Director Nominees — Qualifications and Background

Antonio O. Garza Age: 61 Director since: 2012

Amb. Garza has served as Counsel in the Mexico City office of White & Case LLP, an international law firm, since 2009. From 2002 to 2009, Amb. Garza was the U.S. Ambassador to Mexico. Prior to that time Amb. Garza served as chairman of the Texas Railroad Commission, having been elected to that statewide office in 1998. Amb. Garza is a past partner at Bracewell & Patterson LLP (now Bracewell) and served as Secretary of State of the State of Texas and Senior Policy Advisor to the Governor of the State of Texas from 1994 to 1997.

Amb. Garza currently serves as a director of Kansas City Southern (NYSE: KSU), a publicly-traded railroad company, and Chairman of the Board of Kansas City Southern de México, a subsidiary of Kansas City Southern and as a director of Americas Technology Acquisition Corp. (NYSE: ATA), a publicly-traded Cayman Islands exempted company structured as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. He also currently serves as Chairman of Vianovo Ventures, a private management consultant firm with a focus on cross-border business development. Amb. Garza served as a director of Basic Energy Services, Inc. (formerly NYSE: BAS) from 2009 to 2016.

Director Qualifications:

Amb. Garza brings to the Board an extensive government and regulatory background and deep experience with international business, especially in Mexico and Latin America. Amb. Garza also has valuable perspective balancing management of initiatives to achieve corporate objectives in highly regulated environments both in the U.S. and Mexico.

Alka Gupta Age: 51 Director since: 2021

Ms. Gupta was a Co-Founder of and former President at globaliD, Inc., a private venturebacked company building a portable and interoperable identity platform leveraging the blockchain, from 2015-2019, where she currently still serves as a director. Prior to that, from 2010 to 2015, she was an executive at eBay, Inc. where she served as Head of Strategy for eBay Marketplaces building new growth strategies in areas such as mobile commerce and cross-border payments. Ms. Gupta earned her M.B.A. from The Wharton School and holds a B.S. degree from Case Western Reserve University.

Director Qualifications:

During her tenure as Co-Founder and President of globaliD, Inc., Ms. Gupta led its growth initiatives including building a high-quality team, launching a cutting-edge product and signing on its first digital wallet customers. She brings to the Board extensive knowledge and experiences across the fintech and global payments industries.

W. Alexander Holmes Age: 46 Director since: 2015

Mr. Holmes has served as a director of the Company since December 2015, as CEO of the Company since January 1, 2016 and as Chairman of the Board since February 2, 2018. Prior to that, Mr. Holmes was Executive Vice President, CFO and Chief Operating Officer of the Company from February 2014 to December 2015 and Executive Vice President and CFO from March 2012 to January 2014. He joined the Company in 2009 as Senior Vice President of Corporate Strategy and Investor Relations. From 2003 to 2009, Mr. Holmes served in a variety of positions at First Data Corporation, including Chief of Staff to the Chief Executive Officer, Director of Investor Relations and Senior Vice President of Global Sourcing & Strategic Initiatives. From 2002 to 2003, he managed Western Union’s Benelux region from its offices in Amsterdam.

Director Qualifications:

Mr. Holmes leads the Company as the CEO and brings to the Board extensive knowledge of the Company and its strategy gained through his demonstrated leadership and performance in all aspects of our business. Through his numerous executive positions at the Company and in other roles in the payment services industry, Mr. Holmes has experience in business operations, finance, international business and strategy development.

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Francisco Lorca Age: 52 Director since: 2021

Mr. Lorca founded and has served as CEO of EthosData, a privately-held global provider of cloud-based virtual data room services, since 2007. Mr. Lorca was Managing Director of Startupbootcamp FinTech, a global fintech accelerator, from 2015 to 2017. From 2002-2007, Mr. Lorca held a variety of executive positions at First Data International, a global online payments processor and a subsidiary of First Data Corporation (now owned by Fiserv), including President - Prepaid and Mobile Payments, Chief Strategy Officer, Chief of Staff to the Chief Executive Officer and Senior Vice President - Corporate Development. Mr. Lorca has a M.B.A. degree and holds a B.S. degree in Business Administration from California State University.

Director Qualifications:

As the founder and CEO of a global provider of cloud-based virtual data room services, Mr. Lorca brings extensive leadership and business knowledge and experience, including experience in international business operations and strategy development and execution.

Michael P. Rafferty Age: 66 Director since: 2016

Mr. Rafferty was a member of Ernst & Young LLP, a global public accounting firm, from 1975 until his retirement in 2013. He was admitted as a Partner of Ernst & Young LLP in 1988 and served as the Audit Practice Leader for the Southwest Region from 2004 until 2013. During his career with Ernst & Young LLP, he primarily served clients in the financial services and healthcare industries. Mr. Rafferty is a Certified Public Accountant licensed in Texas.

Mr. Rafferty currently serves as a director and chairman of the audit committee of Triumph Bancorp, Inc. (NASDAQ: TBK), a publicly-traded financial holding company with a diversified line of community banking and commercial finance activities.

Director Qualifications:

Mr. Rafferty brings extensive financial and accounting knowledge and experience in the financial services industry to the Board as a result of his nearly 40-year tenure with Ernst & Young LLP, current service as a director and chairman of the audit committee of another public company and background as a Certified Public Accountant.

Julie E. Silcock Age: 65 Director since: 2021

Ms. Silcock has served as a Senior Advisor at CDX Advisors, a tech-enabled investment bank, since June 2020. From 2009 to June 2020, she served as Managing Director and Co-Head of Southwest Investment Banking at Houlihan Lokey. Prior to that, she served as Managing Director and as Founder and Head of Southwest Investment Banking at Citigroup Global Markets, Inc. during her tenure from 2000 to 2009. Ms. Silcock earned her M.B.A. from Stanford Graduate School of Business and holds a B.A. degree from Princeton University. She currently also serves on the boards of Overseas Shipholding Group, Inc. (NYSE: OSG), a publicly traded crude oil and petroleum shipping company, and JC Skincare, a privately held beauty company.

Director Qualifications:

Ms. Silcock has over 35 years of Capital Markets and M&A experience in the investment banking industry, bringing extensive financial knowledge and experience to the Board. Ms Silcock also brings to the board of directors valuable knowledge of corporate governance and similar issues from her current and prior service on other publicly traded companies’ boards of directors.

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W. Bruce Turner Age: 61 Director since: 2010

Mr. Turner served as the Chief Executive Officer of Lottomatica S.p.A., a global lottery operations and technology services company, from 2006 to 2008. From 2002 to 2006, he served as Chief Executive Officer, as well as other executive roles, of GTECH Holdings Corporation, a global technology services company in the government regulated lottery industry, and now a subsidiary of Lottomatica. From 2001 to 2002, Mr. Turner served as Chairman of GTECH and from 2000 to 2001, he served as Chairman and Acting Chief Executive Officer. Prior to joining GTECH, Mr. Turner was the Managing Director, Gaming Equity Research, of Salomon Smith Barney Inc. from 1993 to 1999.

Director Qualifications:

Mr. Turner brings significant leadership experience, financial acumen and regulatory experience to the Board that he gained through the numerous executive positions that he has held throughout the years, including serving as chairman of the board and chief executive officer of a public company. Mr. Turner also has substantial public company board and committee experience, through which he has handled a variety of governance, audit, regulatory and international issues. From this experience, Mr. Turner has been able to provide the Board with a diverse perspective and valuable insights.

Peggy Vaughan Age: 67 Director since: 2014

Ms. Vaughan currently advises portfolio companies in technology, life sciences, consumer goods, financial services and media industries, and also serves on the advisory committee for TWV Capital Management, LLC. From 1979 to 2001, Ms. Vaughan held various consulting positions of increasing responsibility with PricewaterhouseCoopers (PwC), becoming a partner in 1988 and serving on the PwC U.S. Board of Partners and Global Oversight Board. Following the acquisition of PwC Consulting by IBM in 2002, Ms. Vaughan served as a member of the Global Management Board with responsibility for the integration of consulting practices and also served as the global leader of consulting services lines.

Director Qualifications:

Ms. Vaughan’s experience includes more than 25 years leading large-scale strategic, operational improvement, restructuring, technology and change management engagements. Her expertise includes information technology governance, digital technology, mergers and acquisitions and transaction integration, business strategy and operational management processes for industries such as energy, high technology, consumer products, financial services and telecommunications.

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Director Compensation

The HRNC is responsible for reviewing the total compensation of non-employee directors, including cash and equity compensation, and, from time to time, recommending adjustments to such compensation, as appropriate, to the Board. For 2020, non-employee directors of MoneyGram received compensation in the form of annual cash and equity retainers. While MoneyGram does not pay meeting fees, the Company does reimburse all of its directors for reasonable out-of-pocket expenses incurred in connection with a director’s Board service. Former Thomas H. Lee Partners, L.P. (“THL”) representatives who served on the Board, as non-employee directors, until their terms expired at the 2020 Annual Meeting of Stockholders did not receive compensation from the Company for such service.

MoneyGram’s philosophy for non-employee director compensation is to provide competitive compensation, both cash and equity, to ensure the Company’s ability to attract and retain highly qualified individuals to serve on our Board. For 2020, on the basis of a competitive analysis undertaken by LB&Co., the HRNC’s current independent consultant, non-employee directors (other than the former THL representatives as previously noted) received the following compensation, which has remained the same since 2017:

•	Each Committee Chair received an annual cash retainer of $20,000.
•	Each non-employee director who was not a Committee Chair, but who served on two committees of the Board, received an annual multiple committee service cash retainer of $10,000.
•	Each non-employee director also received a cash retainer of $100,000, paid in arrears in four equal installments on the first business day following each calendar quarter.
•	The annual equity retainer for non-employee directors was granted as restricted stock units, or RSUs, having a fair market valuation of approximately $125,000 at the time of grant, rounded up to the next whole share in order to avoid the issuance of fractional shares. Annual equity retainers for non-employee directors are granted each year on the date of the annual meeting of stockholders. These RSUs vest one year from the date of grant. Directors may elect to defer the settlement date of the RSUs subject to such award until the earliest to occur of (i) the consummation of a Change in Control and (ii) an anniversary following such director’s separation from service on our Board or the vesting date of the RSUs, as selected by the director in accordance with the terms of the deferral program.

The following table sets forth information on the compensation of MoneyGram’s non-employee directors for the fiscal year ended December 31, 2020. Mr. Holmes was compensated only in his capacity as an executive officer of the Company and did not receive any additional compensation for his service as a director. The total compensation provided to Mr. Holmes for his service as an executive officer during 2020 is set forth in the Summary Compensation Table in this proxy statement. Ms. Gupta, Ms. Silcock and Mr. Lorca did not join the Board until 2021; therefore, no compensation was paid to them in 2020.

NON-EMPLOYEE DIRECTOR	FEES EARNED OR PAID IN CASH	STOCK AWARDS (1)	TOTAL
J. Coley Clark	$120,000	$125,001	$245,001
Victor W. Dahir	$120,000	$125,001	$245,001
Antonio O. Garza	$120,000	$125,001	$245,001
Seth W. Lawry(2)	—	—	—
Michael P. Rafferty(3)	$104,038	$125,001	$229,039
Ganesh B. Rao(2)	—	—	—
W. Bruce Turner	$110,000	$125,001	$235,001
Peggy Vaughan(3)	$104,038	$125,001	$229,039

(1)	In 2020, each of our non-employee directors (other than the THL Board representatives) received an equity grant of 82,782 RSUs, which had a grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), of approximately $125,000 (rounded up to the next whole share in order to avoid the issuance of fractional shares) for Board service. These grants, which were made on May 6, 2020 will vest in full on the first anniversary of the date of grant. Mr. Dahir elected to defer settlement of these RSUs until May 6, 2022. The grant date fair values of the RSUs reported above have been determined based on the assumptions and methodologies set forth in Note 13 — Stock-Based Compensation of the Notes to the Consolidated Financial Statements in our 2020 Annual Report on Form 10-K. As of December 31, 2020, each of our non-employee directors (other than the THL Board Representatives) held 82,782 outstanding, unvested RSUs.
(2)	THL Board representatives agreed to waive all compensation. Messrs. Lawry and Rao’s Board terms expired at the 2020 Annual Meeting of Stockholders.
(3)	Mr. Rafferty and Ms. Vaughan began serving on two Board committees during the second quarter of 2020 and the amount of fees shown in the table are reflective of prorated payments accordingly.

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Director Stock Ownership Guidelines

The Board has adopted Stock Ownership Guidelines that require each non-employee director to own equity at least equal in value to three times the amount of the annual cash retainer payable to non-employee directors.

Directors are expected to achieve these ownership levels within five years of their election to the Board. To determine the value of each director’s equity ownership, and for the purposes of satisfying the ownership guidelines, the following forms of equity will be included in the value calculation: shares beneficially owned by the incumbent, his or her spouse and/or minor children, whether owned outright or in trust; and any time-based restricted stock or RSUs. As of the date of this proxy statement, all directors have met their ownership guidelines, or are in the process of meeting such guidelines if newly elected in 2021.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

The Audit Committee has selected KPMG as the independent registered public accounting firm to audit MoneyGram’s books and accounts for the fiscal year ending December 31, 2021. KPMG has audited the Company’s books and accounts since 2016. Representatives of KPMG are expected to be present at the Meeting and will have the opportunity to make a statement and to respond to appropriate questions. Stockholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by our Bylaws or otherwise or other applicable governing documents or regulations. However, the Board is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. If this appointment is not ratified by our stockholders, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of MoneyGram and its stockholders.

Independent Registered Public Accounting Firm Fees

Fees for professional services provided by KPMG for fiscal years 2020 and 2019, including related expenses, are as follows (in millions):

	KPMG 2020	KPMG 2019
Audit fees(1)	$3.7	$4.0
Audit-related fees(2)	$0.2	$0.2
Total fees	$3.9	$4.2

(1)	Audit fees for 2020 and 2019 include the audit of MoneyGram’s consolidated financial statements, including quarterly reviews, the audit of management’s assessment of the design and effectiveness of MoneyGram’s internal control over financial reporting, international statutory audits and the separate audit of the financial statements of our subsidiary MoneyGram Payment Systems, Inc., as required for compliance and regulatory purposes.
(2)	Audit-related fees for 2020 and 2019 include professional fees for regulatory compliance filings in certain countries, reviews and evaluations of new regulatory pronouncements and two audits performed in accordance with Statement on Standards for Attestation Engagements (SSAE) No. 16, Reporting on Controls at a Service Organization. The SSAE 16 audits encompass internal controls for the Company’s general controls over information technology and for official check processing and electronic payments services.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee has adopted a policy and procedures governing the pre-approval process for audit, audit-related and permitted non-audit services. The Audit Committee pre-approves audit and audit-related services in accordance with its review and approval of the engagement letter and annual service plan with the independent registered public accounting firm. Tax consultation and compliance services are considered by the Audit Committee on a project-by-project basis. Non-audit and other services will be considered by the Audit Committee for pre-approval based on business purpose, reasonableness of estimated fees and the potential impact on the firm’s independence. The Chair of the Audit Committee is authorized to grant pre-approval of audit, audit-related or permissible non-audit services on behalf of the Audit Committee and is required to review such pre-approvals with the full Audit Committee at its next meeting.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm.

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AUDIT COMMITTEE REPORT

The Audit Committee is composed entirely of independent directors, each of whom satisfies the independence requirement of Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The Board has also determined that each member of the Audit Committee qualifies as an “audit committee financial expert” under the rules of the SEC and meets the “financial sophistication” standard as defined under the Nasdaq listing standards.

The Audit Committee serves as the primary communication link between the Board, the independent registered public accounting firm, and the Company’s internal auditors. The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available in the Investor Relations section of the Company’s website at https://ir.moneygram.com/.

The Audit Committee selects, evaluates and, where deemed appropriate, replaces the Company’s independent registered public accounting firm. The Audit Committee is involved in the selection of the lead audit partner. The Audit Committee has oversight of, and pre-approves, all audit services, engagement fees and terms and all permitted non-audit services of the independent registered public accounting firm. Based on its evaluation of the quality and efficiency of the services provided, and the capabilities, technical expertise, and knowledge of the Company’s operations and industry, by the Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), the Audit Committee decided to engage KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2021. The Audit Committee believes the retention of KPMG as the Company’s independent registered public accounting firm is in the best interest of the Company and its stockholders. KPMG has served as the Company’s independent auditor since 2016. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee has continued its long-standing practice of recommending that the Board ask the Company’s stockholders to ratify the appointment of the independent registered public accounting firm at the Annual Meeting of Stockholders.

Management is responsible for the Company’s internal controls, internal audit and the financial reporting process. KPMG, as the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles and on the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor, oversee and review these processes.

During 2020, the Audit Committee reviewed the Company’s quarterly earnings and related press releases and management’s discussion and analysis of financial condition and results of operation for inclusion in the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, in each case prior to issuance. The Audit Committee also reviewed and discussed with management and KPMG the audited financial statements for fiscal 2020 and KPMG’s evaluation of the Company’s internal control over financial reporting. Management represented to the Audit Committee, and KPMG concurred, that the Company’s consolidated financial statements for fiscal 2020 were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee discussed the consolidated financial statements with KPMG. The Audit Committee discussed with KPMG matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) standards, including those required by Auditing Standard No. 1301, Communications with Audit Committees.

In conformance with PCAOB rules, the Audit Committee also reviewed and discussed with KPMG one critical audit matter (“CAM”) arising from the current period audit of the Company’s consolidated financial statements. A CAM is defined to be any matter arising from the audit of the consolidated financial statements that was communicated or required to be communicated to the Audit Committee and that: 1) relates to accounts or disclosures that are material to the financial statements, and 2) involves especially challenging, subjective, or complex audit judgment. The Audit Committee concurred with KPMG’s assessment and identification of the CAM contained in its Audit Report included within the Company’s 2020 Annual Report on Form 10-K.

In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence and considered non-audit fees and services in assessing KPMG’s independence.

Based upon the Audit Committee’s review and discussions set forth above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2020 Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

Respectfully submitted,

Victor W. Dahir (Chair)
Michael P. Rafferty
Peggy Vaughan

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PROPOSAL 3: ADVISORY VOTE ON FREQUENCY OF HOLDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under applicable rules, pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are required to ask stockholders, by an advisory vote, not less than every six years, their desired vote frequency on the advisory vote on executive compensation (commonly referred to as a “Say-on-Pay” proposal). We last conducted a non-binding advisory vote on the frequency of future Say-on-Pay proposals at our 2017 Annual Meeting of Stockholders (a “Say-on-Frequency” proposal) when we were a “controlled company,” and approximately 71% of votes were cast in favor of the Company holding a Say-on-Pay proposal once every three years. Our last Say-on-Pay proposal under this frequency was presented at the 2020 Annual Meeting of Stockholders and received support of 95% of the shares voted on such proposal at the meeting.

Our next Say-on-Frequency and Say-on-Pay proposals are not required to be held until the 2023 Annual Meeting of Stockholders. However, as our stockholder base has changed significantly since 2017 and we are no longer a “controlled company,” after careful consideration, the Board has determined that as a matter of good corporate governance, holding an annual Say-on-Pay proposal is in the best interests of the Company and its stockholders. As a result, we are holding both a voluntary Say-on-Frequency proposal and a voluntary Say-on-Pay Proposal this year. The Board believes that an annual review of the Company’s executive compensation practices will be better aligned with stockholder interests as it allows the Company to obtain information on stockholders’ views of the compensation of its named executive officers on a more consistent basis. It also allows the Company to engage in regular dialogue with our stockholders on corporate governance matters, including its executive compensation philosophy, policies and programs. For these reasons, the Board believes that stockholders should support an annual advisory Say-on-Pay vote on executive compensation.

We are requesting that stockholders indicate their preference for the frequency in which the Say-on-Pay advisory proposals on executive compensation should take place. Stockholders may indicate their preference on this advisory vote by choosing every year, every two years, or every three years, or abstaining on this vote, when voting in response to the resolution set forth below.

RESOLVED, that a non-binding advisory vote of the Company’s stockholders to approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, in the proxy statement of the Company for the annual meeting of stockholders of the Company at which such advisory vote is to occur, be held every year, every two years or every three years, or abstain.

The option of one year, two years or three years that receives the affirmative vote of the greatest number of the votes cast of the voting power of the common stock outstanding as of the record date and voted with respect to this proposal, will be the frequency for the advisory vote on named executive officer compensation that has been selected by stockholders. However, because this is an advisory vote, this proposal is not binding upon the Company in any way, and the HRNC and the Board may decide that it is in the best interests of stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the stockholders. The HRNC, which is responsible for designing and administering the Company’s executive compensation program, and the Board value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making a decision about the frequency of future advisory votes on executive compensation.

Not later than 2027, we will have another vote to determine the frequency of the Say-on-Pay vote.

Board Voting Recommendation

The Board unanimously recommends the selection of “ONE YEAR” as the stockholders’ preference for the frequency with which stockholders are provided an advisory Say-on-Pay vote on the Company’s executive compensation.

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PROPOSAL 4: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders, pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, to approve an advisory resolution (commonly referred to as a “Say-on-Pay” proposal) on the Company’s executive compensation of named executive officers as reported in this proxy statement.

We are holding this year’s advisory Say-on-Pay proposal on a voluntary basis by the Company. As discussed in Proposal 3 above, under applicable rules, we last conducted a non-binding advisory vote on the frequency of future Say-on-Pay proposals at our 2017 Annual Meeting of Stockholders (a “Say-on-Frequency” proposal), and approximately 71% of votes were cast in favor of the Company holding a Say-on-Pay proposal once every three years. After careful consideration, the Board has determined that as a matter of good corporate governance, holding an annual Say-on-Pay proposal is in the best interests of the Company and its stockholders. The Board believes that an annual review of the Company’s executive compensation practices will be better aligned with stockholder interests as it allows the Company to obtain information on stockholders’ views of the compensation of our named executive officers on a more consistent basis. Therefore, in addition to recommending a change in Say-on-Frequency to hold Say-on-Pay proposals annually as detailed in Proposal 3 above, the Board is also holding a voluntary annual Say-on-Pay proposal this year and asking stockholders to vote to approve the following advisory resolution at the 2021 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of MoneyGram International, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the compensation tables and accompanying notes and narrative disclosures in the proxy statement for the Company’s 2021 Annual Meeting of Stockholders.

We encourage stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the related compensation tables and narrative disclosure, which provide detailed information on the compensation of our named executive officers. This advisory Say-on-Pay vote is non-binding on the Board. Although non-binding, the Board and the HRNC will review and consider the voting results when making future decisions regarding our executive compensation program.

If the stockholders approve the frequency of holding the Say-on-Pay proposal to be every one year on an advisory basis under Proposal 3 and the Board adopts such frequency thereafter, the Company’s next Say-on-Pay proposal after the 2021 Annual Meeting of Stockholders will be presented at the 2022 Annual Meeting of Stockholders.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” the Say-on-Pay proposal.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information on our executive compensation program and the amounts shown in the executive compensation tables that follow. In this proxy statement, the term “NEOs” means “Named Executive Officers.” Our NEOs, who are named in the executive compensation tables of this proxy statement, are listed below:

Name	Title and Position
W. Alexander Holmes	Chairman and CEO
Lawrence Angelilli	Chief Financial Officer
Kamila K. Chytil*	Chief Operating Officer
Grant Lines	Chief Revenue Officer
Andres Villareal	Chief Compliance Officer

*On January 15, 2021, Ms. Chytil notified the Company that she would be resigning from her role on March 19, 2021 (and she did resign on such date) in order to accept a senior executive position with another company in an unrelated industry. The Company has initiated a search for Ms. Chytil’s successor.

Overview of Our Compensation Philosophy

Our executive compensation program is designed to attract, motivate and retain top executive and managerial talent, and to reward our executives and managers for delivering results that are expected to build sustainable long-term value for our stockholders. The overall program is designed to be competitive with similar companies on the basis of industry focus, scope of operations and size, as well as the competitive marketplace for talent. We have created a compensation program that includes short-term and long-term components, cash and equity elements and fixed and performance-based payments which we believe:

•	Supports our performance-based approach to compensation to foster a goal-oriented and highly-motivated management team;

•	Provides an incentive for retention of key management who are critical to the success of the long-term investments we are making in our business and our future growth initiatives; and

•	Improves organizational excellence and aligns our executives’ objectives with those of our stockholders.

Based on this philosophy, we give substantial weight to performance-based compensation by making a significant portion of our executive officers’ total compensation “at-risk” and based on the achievement of our corporate goals and the value of our stock price, which we believe aligns our executive officers’ interests with those of our stockholders. The details of our executive compensation programs are set forth later in this CD&A.

2020 Say-on-Pay Results

We carefully consider the results of our advisory stockholder Say-on-Pay votes and take into account feedback we receive from our stockholders. Overall, our stockholders have been very supportive of our executive compensation program and its direction, as evidenced by our most recent 2020 Say-on-Pay advisory vote, which approximately 95% of our stockholders supported. We will continue to keep an open dialogue with our stockholders to help ensure that we have a regular pulse on investor perspectives.

Overview of Our Business

MoneyGram is a global leader in cross-border peer-to-peer (“P2P”) payments and money transfers. Our consumer-centric capabilities enable family and friends to quickly and affordably send money in more than 200 countries and territories with over 85 countries digitally-enabled as of December 31, 2020. The innovative MoneyGram platform leverages its leading distribution network, global financial settlement engine, cloud-based infrastructure with integrated APIs, and its unparalleled compliance program to enable seamless and secure transfers around the world. Whether through our mobile application, moneygram.com, integration with account deposit and mobile wallets, kiosks, or any one of the more than 410,000 agent locations around the globe, we connect consumers, primarily those who may not be fully served by other financial institutions, in any way that is convenient for them. As an alternative financial services company, we provide individuals with essential services to help them meet the financial demands of their daily lives. Both our growing direct-to-consumer digital business and our Retail Channel centered around our global distribution network enable the Company to serve the entire remittance market. Given strong mobile P2P market growth rates, our direct-to-consumer digital business is a growth engine for the Company as our digital capabilities enable us to serve new customer segments who utilize our platform to transfer money around the world.

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2020 Performance Highlights1

Fiscal year 2020 was a year with strong financial results led by record digital growth and significant outperformance on expenses. Despite a year filled with unprecedented challenges, our dedicated employees rallied together to deliver the industry’s best customer experience, rapidly accelerate digital growth, and expand key partnerships. The combination of these efforts generated tremendous value for customers and shareholders alike. MoneyGram Online (“MGO”), our direct-to-consumer digital channel, became one of the fastest growing fintechs in the industry, and the channel’s profitable growth contributed meaningfully to both our top and bottom-line results. Key performance highlights in 2020 with comparisons to the prior year, include:

•	Total revenue of $1,217.2 million declined 5% on a reported basis and 6% on a constant currency basis.

•	Money Transfer revenue was $1,104.7 million, a decline of 2% on both a reported basis and a constant currency basis, largely due to the COVID-19 pandemic impacts on our first half 2020 operating results.

•	Investment revenue totaled $20.0 million, or a $34.7 million decline, primarily due to lower prevailing interest rates.

•	Total operating expenses were $1,114.2 million, a decrease of 10% due to the agile management of expenses through the COVID-19 pandemic as the Company continued to benefit from its Digital Transformation.

•	Income before taxes was $6.1 million for the full year, with an after-tax loss of $7.9 million primarily related to a deferred tax asset valuation allowance of $12.0 million of which $10.1 million was recognized in the first quarter.

•	Adjusted EBITDA was $241.3 million, a 13% increase on a reported basis and an 11% increase on a constant currency basis, primarily related to the out-performance of the Company’s digital business and continued focus on expense management.

The HRNC carefully considered these key performance highlights in order to ensure that our compensation program continues to adequately reflect our compensation principles.

Summary of 2020 Executive Compensation

The following list includes key compensation highlights and decisions for our NEOs in 2020:

•	Approximately 86% of total target compensation for 2020, with respect to our CEO, and between approximately 77% and 83% of total target compensation, with respect to our other NEOs, is variable, “at-risk” performance-based compensation tied to objective performance goals.

•	Base salaries for three of our NEOs were increased in 2020 to recognize individual performance, the assumption of additional responsibilities and promotions. See “—2020 Compensation Review and Decisions.”

•	Annual incentive targets as a percentage of base salary under our Performance Bonus Plan (“PBP”) remained unchanged for 2020. See “—2020 Compensation Review and Decisions.”

•	Under our annual long-term incentive program, we granted long-term cash and equity awards that link the interests of our executives with those of our stockholders. The long-term award grant value for Mr. Villareal was increased in 2020 to recognize individual performance, market conditions and expanded duties. For 2020, the long-term incentive awards were composed of 50% time-based RSUs and 50% performance-based cash. See “—2020 Compensation Review and Decisions.”

[1] Annex A includes a reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable measures reported under accounting principles generally accepted in the United States (“GAAP”).

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•	Based on the Company’s financial results for 2020, our NEOs earned:

•	PBP awards at 135% of target, based on Total Revenue, Adjusted EBITDA and MGO Transaction Growth reflecting our performance against challenging market and economic conditions and overall Company goals. MGO Transaction Growth is the year-over-year percentage increase of the number of global transactions completed online. It reflects transactions through MGO—only branded sites. See “—2020 Compensation Review and Decisions.”

•	Long-term incentive awards at 135% of target, reflecting our performance against challenging market and economic conditions and overall Company goals based on Total Revenue and Adjusted EBITDA. See “—2020 Compensation Review and Decisions.”

Executive Compensation Philosophy and Program Design

MoneyGram and the Board are committed to ensuring that our executive compensation program is effectively designed to attract, motivate and retain top executive and managerial talent. We give substantial weight to performance-based compensation by making a significant portion of our executive officers’ total compensation “at-risk” and based on the achievement of our corporate goals and the value of our stock price.

Our compensation program has been designed with the following objectives in mind:

Overall Objectives

•	Motivate our executives to:

•	Perform at a high level with the utmost integrity and accountability.

•	Support growth and long-term value creation for our stockholders.

•	Align the interests of our executives with those of our stockholders.

•	Position the Company to compete effectively in recruiting high-caliber, experienced leaders instrumental to the Company’s long-term success.

•	Support the retention of the Company’s executives who are critical to executing the Company’s strategy for value creation.

•	Discourage excessive and imprudent risk-taking and encourage legal and regulatory compliance consistent with our business model and strategies.

Pay Mix Objectives

•	Pay our employees: (1) competitively relative to the marketplace for talent in which we operate; and (2) equitably relative to one another based on job scope and impact, the capabilities and experience they possess and the performance they demonstrate by:

•	Providing a mix of both fixed and variable (“at-risk”) compensation, each of which has a different time horizon and payout form (cash and equity), to retain our key executives and reward the achievement of annual and long-term performance in light of the current stage of the Company’s transformation, industry and regulatory environment.

Pay-For-Performance Objective

•	Provide a strong link between pay and performance by:

•	Ensuring our compensation programs are consistent with, and supportive of, our short-term and long-term strategic, operating and financial objectives;

•	Placing a significant portion of our executives’ compensation at-risk, with payouts dependent on the achievement of both corporate and individual performance goals, which are set annually by the HRNC;

•	Encouraging balanced performance by employing multiple performance measures; and

•	Applying judgment and reasonable discretion in making compensation decisions to avoid relying solely on formulaic program design, taking into account the current industry and regulatory environment.

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Key Features of Our Executive Compensation Program

Consistent with our philosophy, it is MoneyGram’s goal to maintain an executive compensation program that is competitive, rooted in the principles of pay-for-performance and motivates our executives to build long-term stockholder value. To this end, the HRNC routinely evaluates our practices and programs with respect to executive compensation in an effort to identify any opportunities for improvement that might exist. The Company’s practices and programs include the following key features, each of which reinforces our executive compensation philosophy and objectives:

No Excise Tax Gross-Ups	We do not provide excise tax gross-ups.
No Tax Gross-Ups on Perquisites or Benefits	We do not provide tax gross-ups on perquisites or benefits except in the case of standard relocation benefits and expatriate income tax equalization benefits available to all similarly situated employees.
No Liberal Share Recycling	The Amended and Restated 2005 Omnibus Incentive Plan, as of May 6, 2020, which we refer to as the Omnibus Plan, does not allow “liberal share recycling,” or the reuse of those shares withheld or tendered in full or partial payment of the exercise price relating to an award or in connection with the satisfaction of tax obligations relating to an award.
Long-Term Incentive Grant Guidelines	The Company adheres to regular, annual grant guidelines, which guidelines have been reviewed and approved by the HRNC from time to time, but at least annually, as appropriate. It is further anticipated that these grant guidelines will aid the Company in managing the rate at which it issues equity to its executives over the longer-term.
Clawback Policy	The Company may recover incentive compensation paid to an executive officer if it is later determined that the executive engaged in misconduct, acted in a manner contrary to the Company’s interest or breached a non-competition agreement. The Company has also included in its bonus plan a provision that allows the Company to “recoup” or “clawback” prior bonuses from executives later determined to have contributed to compliance failures. Pursuant to the DPA, our bonus plan provides that certain executives, including the NEOs, who are found to have engaged in any non-compliant acts in any year will forfeit any entitlement to and be ineligible for any annual cash incentive compensation for that year.
Stock Ownership Guidelines	The Company maintains Stock Ownership Guidelines applicable to executive officers as well as to our non-employee directors. We fundamentally believe that stock ownership guidelines serve to align the interests of management and non-employee directors with those of our stockholders by requiring executives and directors to acquire and maintain a meaningful equity position in the Company, which, in turn, supports the Company’s objective of building long-term stockholder value.
Prohibition on Pledging and Hedging	The Company’s insider trading policy prohibits the Company’s employees, including its executive officers and directors from pledging the Company’s securities or engaging in certain forms of hedging or short-term speculative trading of the Company’s securities, including, without limitation, short sales or put or call options involving the Company’s securities. We also prohibit certain employees, officers and directors from pledging MoneyGram securities as collateral for loans (including margin loans).
Significant Portion of Total Compensation is Variable and Performance- Based	For 2020, approximately 86% of the CEO’s total target compensation, and between approximately 77% and 83% of the total target compensation of the other NEOs was variable and dependent upon performance of both the individual and the Company. The HRNC employs a framework to assess our performance on an absolute basis relative to our goals and objectives, which goals are designed to support our Board-approved business and financial plans; and on our progress against strategic initiatives.

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Maximum Compensation Limits	All of our incentive plans provide for maximum payout limits or “caps.”
Annual Risk Assessment	At least annually, the HRNC performs a risk assessment of our executive compensation arrangements to assess the relationship between the Company’s risk management policies and practices and our compensation program and to ensure that our program does not motivate our executives to take excessive or unnecessary risks.
Long-Term Incentive Awards with Performance and Service Based Vesting	The outstanding long-term incentive awards held by our NEOs include a combination of
(i) time-vested RSUs, which promote long-term retention; (ii) performance-based RSUs, which were granted contingently and earned only on the basis of achieving certain performance targets over the specified performance periods; (iii) performance-based long-term cash awards; and (iv) stock options, which deliver value only to the extent that our stock appreciates in value between the grant and exercise dates, ensuring that our executives benefit only if our stockholders benefit.

Snapshot: How Compensation Is Delivered to Our NEOs (Pay Mix)

Total direct compensation of our NEOs for 2020 is composed of the following:

CORE COMPENSATION ELEMENT	UNDERLYING PRINCIPLE	DESCRIPTION
Base Salary	To provide a competitive level of fixed compensation that serves to attract and retain high-caliber talent and is predicated on responsibility, skills and experience.	Base salaries are generally reviewed annually and may be modified on the basis of merit, promotion, internal equity considerations and/or market adjustments.
Annual Cash Incentive Award	To reward achievement of corporate, business unit (where applicable) and individual NEO goals and contributions to the Company.	Drive Company and business unit results. Based on objective performance metrics, but also allows the HRNC to apply discretion in considering quantitative and qualitative performance.
Long-Term Incentive Award	To promote the recruitment and retention of our NEOs, to reward performance that drives stockholder value creation and to align the interests of our management team with those of our stockholders.	Drive Company performance and align interests of NEOs with those of stockholders. In 2020, long-term incentive awards were delivered to our NEOs in a combination of time-vested RSUs and performance-based cash awards.

Role of the Human Resources and Nominating Committee

Structure of the HRNC: Currently, the HRNC consists of four members of the Board, all of whom qualify as independent under SEC standards and Nasdaq listing standards, including the Chairman of the HRNC. In 2020, the HRNC held five meetings, each of which ended with an executive session without management present.

Decision Making: The primary goal of the HRNC is to assist the Board in fulfilling its oversight responsibilities related to setting, monitoring and implementing the Company’s compensation philosophy, strategy and programs. In discharging its duties, the HRNC works very closely with its independent compensation consultant, LB&Co., and management to examine pay and performance matters throughout the year. For 2020, in determining the compensation of the NEOs other than the CEO, the HRNC considered the recommendations of the CEO, which are based primarily on Company and individual performance as well as competitive market data.

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The HRNC’s Performance Review & Measurement Process:

2020			2021
Q1: Goal Setting	Q2/Q3: Progress Assessment	Q4: Preliminary Perf. Results	Q1: Perf. Assessment & TDC

Responsibilities: The HRNC has responsibility for the matters identified below in regard to MoneyGram’s compensation program and policies, and discharges its duties annually, carefully considering each of the tasks set forth below.

Executive Compensation Matters

•    Assisting the Board in fulfilling its oversight responsibilities related to setting, implementing and monitoring the Company’s overall compensation philosophy, strategy and program.

•    Setting the corporate goals and objectives for our CEO and for reviewing, at least annually, our CEO’s performance in light of those goals and objectives.

•    Reviewing and approving the compensation (i.e. base salaries, annual incentives and long-term incentives) of our NEOs (other than our CEO, whose compensation is approved by the independent members of the Board upon the recommendation of the HRNC), including individual arrangements, and any special or supplemental benefits.

•    Recommending for approval by the independent members of the Board, the compensation of the CEO. The CEO is not present during voting or deliberations on his compensation.

•    Reviewing, designing and recommending the adoption of all executive compensation plans and administering those plans, as appropriate.

•    Reviewing and approving grants of equity compensation to all employees and establishing the policies and procedures governing those grants; the HRNC has delegated to our Chairman and CEO the authority to approve equity-based awards to non-executive officers. The HRNC will obtain approval from the independent members of the Board for any equity grants to our CEO.

•    Assisting in the preparation of and reviewing the Company’s disclosures made in the CD&A, and making a recommendation to the Board regarding its inclusion in the Company’s proxy statement and Annual Report on Form 10-K to be filed with the SEC.

•    Reviewing and recommending to the Board the adoption of any employee benefit plans including, when applicable, any amendments to such plans.

•    Establishing performance goals for performance-based compensation awards.

•    Approving any discretionary contributions, if any, to 401(k) plan or similar qualified pension plans.

•    Reviewing the Company’s management succession plans for key executive positions.

•    Reviewing and approving all employment agreements, severance agreements, change in control provisions and agreements and any special/supplemental benefits to our NEOs.

•    Determining the appropriateness of the stock ownership guidelines for our CEO and other NEOs and directors, and for monitoring compliance with any such guidelines.

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Executive Compensation Matters (Cont.)

•    Reviewing the risk assessment of the Company’s compensation arrangements and discussing, at least annually, the relationship between risk management policies and practices and executive compensation at MoneyGram.

•    Advising the Board regarding the say-on-pay and say-on-frequency advisory votes required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), and considering the results of the most recent vote on executive compensation when determining compensation policy and making compensation decisions.

•   Retaining and obtaining the advice of one or more compensation consultants as it deems necessary to discharge its duties and responsibilities, evaluating any conflicts of interest that may exist in accordance with Regulation S-K and considering the independence of any consultants chosen, as required under Dodd-Frank and applicable Nasdaq listing requirements.

Corporate Governance Matters

•    Assisting the full Board in its efforts to identify prospective Board members; retaining or obtaining the advice of any search firm as it deems necessary to aid in the identification of director candidates.

•    Recommending to the Board those director nominees for election by the stockholders at the annual stockholders’ meeting.

•   Developing and recommending for adoption (or revision) the Company’s Corporate Governance Guidelines.

•   Reviewing and advising the Board regarding public policy and environmental, social and governance matters as they relate to the Company.

•   Assisting the Board in fulfilling its obligations relating to the compensation of the Company’s directors.

•   Leading the Board in its annual review/self-appraisal, including conducting the HRNC self-appraisal.

•   Reviewing and making recommendations regarding the composition and size of the Board, including Board leadership structure.

•   Recommending to the full Board the chairpersons and membership of each Committee of the Board.

•   Making regular reports to the Board on all matters concerning executive compensation and corporate governance.

Other Matters

•    Reviewing and assessing the adequacy of the HRNC charter at least annually, and recommending any changes to the Board for approval.

•    Performing other such duties, and making such reports, as the Board may reasonably request from time to time, or as the HRNC may deem appropriate.

•    Forming and delegating authority to subcommittees when appropriate and unanimously approved by the HRNC.

The Charter of the HRNC is available online at: https://ir.moneygram.com/.

Performance Review: In 2020, the HRNC’s review process considered a variety of factors in determining base salary levels, annual incentive opportunities and long-term incentive opportunities for incumbent executives, including, among others, performance, potential, position, scope and market rates.

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Role of the Compensation Consultant

The HRNC engaged LB&Co. for 2020 as MoneyGram’s independent compensation consultant to assist and advise the HRNC on all aspects of the Company’s executive and non-employee director compensation programs and corporate governance. LB&Co. attended or participated by teleconference in all meetings of the HRNC in 2020. MoneyGram paid fees of approximately $264,207 to LB&Co. in 2020 relating to these matters, and LB&Co. provided no other services to MoneyGram. The services that LB&Co. provides to the HRNC include:

•	Reviewing and advising regarding the Company’s compensation philosophy, strategy and program.

•	Providing advice and counsel on best practices in compensation and corporate governance, and keeping the Company and the HRNC apprised of trends, developments, legislation and regulations affecting executive and director compensation.

•	Providing and analyzing competitive market compensation data.

•	Analyzing the effectiveness of executive compensation programs and making recommendations, as appropriate.

•	Assisting in the design and negotiation of executive employment agreements, as applicable.

•	Analyzing the appropriateness of the Compensation Peer Group.

•	Conducting a risk assessment of the Company’s incentive compensation plans and programs at least annually and making recommendations, as appropriate.

•	Evaluating how well our compensation programs adhere to the philosophies and principles stated in this CD&A.

•	Providing advice and counsel on non-employee directors’ compensation.

Compensation Consultant Conflict Of Interest Assessment: As required by rules adopted by the SEC under Dodd-Frank, the HRNC assessed all relevant factors and determined that the work of LB&Co. did not raise any conflict of interest in 2020. In making this determination, the HRNC considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act.

Role of the CEO

In making determinations regarding compensation for our NEOs other than the CEO, the HRNC considers the recommendations of the CEO and the input received from LB&Co. The CEO recommends compensation for NEOs other than the CEO. In making these recommendations, the CEO evaluates the performance of each executive, considers each executive’s responsibilities and compensation in relation to other officers of the Company, and considers publicly available information regarding the competitive marketplace for talent, survey data and other information provided to him by the Company and information provided to the HRNC by LB&Co.

The HRNC reviews and recommends to the independent members of the Board the compensation of the CEO without management input, and is assisted in this determination by LB&Co. Compensation decisions relating to the CEO are approved by the independent members of the Board, after considering the recommendation of the HRNC. The CEO is not present during deliberations or voting on his compensation.

Mitigation of Excessive Risk-Taking

The HRNC oversees the Company’s executive compensation program, including the design of the program and whether it appropriately balances risk taking and short-term and long-term incentives. The HRNC meets periodically to review the risk assessment of the Company’s compensation arrangements, and reviews and discusses (at least annually) the relationship between risk management policies and practices and compensation. The HRNC believes that our executive compensation program does not encourage excessive and unnecessary risk-taking that would be reasonably likely to have a material adverse effect on the Company. Key factors in mitigating any risks associated with the Company’s compensation programs and practices are outlined below. The HRNC may also consider recommendations from the Audit Committee regarding risks and risk mitigation.

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Balanced Weighting of Performance Metrics in Incentive Compensation Programs

The PBP, also referred to herein as the annual cash incentive plan, and the Omnibus Plan use a balanced weighting of multiple performance measures and metrics to determine incentive payouts to our executives and other bonus-eligible employees. This discourages excessive risk-taking by eliminating any inducement to over-emphasize one goal to the detriment of others. The awards to our NEOs under the annual cash incentive plan and the Omnibus Plan are discussed in detail below under “Performance Bonus Plan” and “Long-Term Incentives.”

Stock Ownership Guidelines for Executives

The Company believes that ownership guidelines serve to align the interests of management with those of stockholders by requiring executives to acquire and maintain a meaningful equity position in the Company, which, in turn, supports the Company’s objective of building long-term stockholder value. Furthermore, the Company believes that ownership of equity mitigates the risk of executive actions that could potentially damage or destroy equity value.

Our long-standing stock ownership guidelines were established for executive officers to encourage them to have a long-term equity stake in MoneyGram, align their interests with stockholders and mitigate potential compensation-related risk.  The guidelines provide that each executive officer must hold a multiple of his or her annual base salary in MoneyGram stock as reflected below:

POSITION	OWNERSHIP GUIDELINE
CEO	5x Base Salary
Executive Leadership Team Members (which includes all other NEOs)	3x Base Salary

Each covered officer is expected to achieve these levels of ownership within five years of their first becoming eligible to participate in the Omnibus Plan. Additionally, if an executive receives a promotional salary increase during this time, the HRNC, in its discretion, may extend that executive’s time to meet the ownership requirements by one year. Failure to meet or, in certain circumstances, to show sustained progress toward meeting, the above ownership guidelines may result in a reduction in future long-term incentive equity grants, and/or payment of future annual and/or long-term cash incentive payouts in the form of equity, at the discretion of the HRNC.

To determine the value of each officers’ equity ownership, and for the purposes of satisfying the ownership guidelines, the following forms of equity will be included in the value calculation: shares owned by the executive, his or her spouse and/or minor children, whether owned outright or in trust; any time-based restricted stock or RSUs awarded; any performance-based RSUs awarded for which the performance criteria have been achieved; any vested, in-the-money stock options; and any stock held for the incumbent’s benefit in any pension or 401(k) plans. As of the date of this proxy statement, all NEOs have met their guideline.

Policy Regarding Trading in Company Stock; Hedging

We maintain policies and procedures for transactions in the Company’s securities that are designed to ensure compliance with applicable insider trading rules. The Company’s policies and procedures also prohibit all of our employees, officers and directors from purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars and exchange funds, designed to hedge or offset any decrease in market value of Company securities held by them. We also prohibit certain employees, officers and directors from pledging MoneyGram securities as collateral for loans (including margin loans) and engaging in short-term speculative trading of the Company’s securities, including, without limitation, short sales or put or call options involving the Company’s securities.

Clawback Policy

The Company’s incentive compensation award agreements and annual cash incentive plan provide that the HRNC may seek reimbursement of incentives paid or stock options and restricted stock/RSU proceeds provided to a NEO or other executive if it is later determined that he or she engaged in misconduct, acted in a manner contrary to the Company’s interest or breached a non-competition agreement. To date, the HRNC has not exercised this right with respect to any plan award previously paid.

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The Company has also adopted a clawback policy, which provides that:

●	Under the annual cash incentive plan, the Company may “recoup” or “clawback” prior bonuses from executives later determined to have contributed to compliance failures.
●	Certain executives, including the NEOs, who are found to have engaged in any non-compliant acts in any year will forfeit any entitlement to and be ineligible for any annual cash incentive compensation for that year.

Peer Group Selection and Competitive Benchmarking

Our executive compensation program is designed to reward achievement of goals and to attract, retain and motivate our leaders in a competitive talent market. The HRNC examines the executive compensation of a group of peer companies (our “Compensation Peer Group”) to stay current with market pay practices and trends, and to understand the competitiveness of our total compensation and its various elements. The HRNC reviews at least annually the Compensation Peer Group to confirm that it includes companies that are comparable to MoneyGram on the basis of industry focus, scope of operations, size (based on revenues) and the competitive marketplace for talent. We use this data solely for informational purposes and do not target a specific percentile or make significant pay decisions based on market data alone. Although we believe this information can be helpful, we recognize that benchmarking is not always reliable and is subject to significant change from one year to the next—particularly for companies in the financial services industry. As a result, we use both Company and individual performance as primary drivers of pay levels, as opposed to market data.

The HRNC made no changes to the Compensation Peer Group for 2020. The following 14 companies in the table below made up the Compensation Peer Group that was considered by the HRNC in its 2020 compensation decisions:

Compensation Peer Group

ACI Worldwide, Inc.	Exela Technologies, Inc.	Square,Inc.
Cardtronics plc	FLEETCOR Technologies, Inc.	Total System Services, Inc.
Corelogic, Inc.	Global Payments Inc.	The Western Union Company
CURO Group Holdings Corp.	Green Dot Corporation	WEX Inc.
Euronet Worldwide, Inc.	Jack Henry & Associates, Inc.

The HRNC decided upon this peer group after consultation with its compensation consultant and primarily based its decision upon criteria including business alignment, industry relevance and competition for executive talent. While the companies in the Compensation Peer Group are generally larger than we are in terms of market capitalization and revenue, we believe this peer group composition is appropriate in light of the importance we ascribe to providing competitive pay opportunities sufficient to attract and retain the talented executives needed to lead the Company.

CEO Performance and Pay

Under Mr. Holmes’s leadership in 2020, the Company made significant progress toward its long-term goals. The following were some of the significant accomplishments achieved during 2020:

●	Achieved total revenue of $1,217.2 million on a reported basis during the year;
●	Adjusted EBITDA was $241.3 million, a 13% increase on a reported basis (see Annex A for information regarding EBITDA and Adjusted EBITDA, including a reconciliation thereof to pre-tax income);
●	Agile management of the Company through the unprecedented challenges brought about by the global pandemic; while managing through the crisis, Mr. Holmes led the continued successful execution of the company’s digital transformation and growth strategy to deliver the industry’s best customer experience, rapidly accelerate digital growth, and expand key partnerships;
●	MoneyGram Online, the Company’s direct-to-consumer digital channel, became one of the fastest growing fintechs in the industry, with 12 consecutive months of triple-digit cross-border transaction growth, and its profitable growth contributed meaningfully to both top and bottom-line results; and
●	Delivering 5% year-over-year money transfer transaction growth, and reported 13% Adjusted EBITDA growth in 2020 which was fueled by growth in the digital business and diligent expense management.

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The HRNC assessed Mr. Holmes’s 2020 compensation consistent with our overall compensation strategy. In light of the achievements described above, the HRNC believes that the resulting total target compensation of $6.3 million was the appropriate level of compensation for Mr. Holmes during the year. Mr. Holmes’s total target compensation for 2020 was unchanged from 2019 and similarly made up of $875,000 in base salary, $1,050,000 in annual cash incentive, and a long-term incentive award with a grant date value of $4,375,000. Approximately 86% of Mr. Holmes’s total target compensation was variable. The following chart shows the target total direct compensation mix for Mr. Holmes’s 2020 compensation.

2020 Compensation Review and Decisions

As discussed above under “—Peer Group Selection and Competitive Benchmarking,” we base our annual compensation decisions upon Company and individual performance as it relates to our goals and objectives. We believe this approach further strengthens the relationship between pay and performance for our senior executives.

Overview of 2020 Total Direct Compensation for our CEO and our other NEOs

COMPENSATION ELEMENT	WHAT IT DOES	HOW IT’S SET/LINKS TO PERFORMANCE
Base Salary	● Provides competitive fixed compensation ● Balances risk-taking concerns with pay for performance	● Job scope and impact, experience and capability, market compensation levels
Annual Cash Incentive	● Provides a competitive annual incentive opportunity ● Aligns with individual business unit (where appropriate) and Company performance

●  Payout range: 0%—200% of target

●  Based on achievement of financial goals (Adjusted Total Revenue, Adjusted EBITDA and MGO Transaction Growth)

●  Risk/control and compliance goals

●  Based on objective performance metrics

Time-based RSUs	● Promotes executive retention ● Aligns executives’ interests with those of stockholders, as value of an executive’s grant increases only if the Company’s stock price increases	● Vest in three equal installments on each anniversary of the grant date
Performance-Based Cash	● Performance-based vesting aligns executives’ interests with the interests of our stockholders ● Rewards performance that drives stockholder value creation

●  Payout range: 0%—150% of target

●  Performance period: 2020

●  Targets based 25% on Adjusted Total Revenue and 75% on Adjusted EBITDA

●  Vests in three equal installments on each anniversary of the grant date, subject to satisfaction of performance conditions

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Base Salary

Base salary decisions for 2020 were determined by the HRNC based on the following factors:

●  Recommendations from the CEO (for NEOs other than the CEO);

●  Performance achievement (both Company and individual) relative to goals and objectives;

●  Scope and impact of each role and changes in job responsibility (in particular with respect to promotional increases);

●  Internal pay equity considerations; and

●  Peer group data.

Having considered these factors, the HRNC approved the following base salary increases in 2020:

NAMED EXECUTIVE	BASE SALARY INCREASE (OR DECREASE)		Base Salary at Year End (Annualized Rate)		EFFECTIVE DATE	RATIONALE FOR CHANGE
			2019	2020
W. Alexander Holmes	—%	$0	$875,000	$875,000	N/A	N/A
Lawrence Angelilli	11.8%	$50,000	$425,000	$475,000	March 21, 2020	Market Adjustment and Performance
Kamila Chytil	—%	$0	$550,000	$550,000	N/A	N/A
Grant Lines	3.3%	$15,000	$450,000	$465,000	March 21, 2020	Performance
Andres Villareal	4.8%	$20,000	$415,000	$435,000	March 21, 2020	Market Adjustment and Performance

Performance Bonus Plan

The PBP provides for annual cash incentive awards based on overall Company performance and individual performance and contribution. The HRNC sets specific performance objectives for the Company under the annual cash incentive plan.

Award Levels

In March 2020, the HRNC reviewed the annual incentive targets for each NEO to ensure that the Company is competitive under this element of compensation, and no changes were made based on such review. Consistent with our compensation objectives, as an executive assumes greater responsibility within the Company, a larger portion of his or her compensation is “at-risk” and tied to the achievement of Company and individual performance goals.

In 2020, the HRNC established annual incentive targets for our NEOs as follows:

NAMED EXECUTIVE	ANNUAL INCENTIVE TARGET AS A PERCENT OF BASE SALARY AS OF:
	12/31/2019	12/31/2020
W. Alexander Holmes	120%	120%
Lawrence Angelilli	80%	80%
Kamila Chytil	100%	100%
Grant Lines	80%	80%
Andres Villareal	70%	70%

Each NEO’s actual annual cash incentive award for 2020 was based on the Company’s achievement of annual financial results relative to performance objectives established by the HRNC as well as individual performance and contribution to the Company’s overall results (which is reflected in each NEO’s performance rating). In setting these goals, the HRNC considers input from management on all NEOs except for the CEO.

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2020 Performance Objectives

Under the annual cash incentive plan, the HRNC sets specific performance objectives for the Company, as well as threshold, target and maximum payout levels predicated on actual achievement, in accordance with the funding formula set forth below (with straight-line interpolation between levels).

	THRESHOLD	TARGET	MAXIMUM
Performance Achievement	85%	100%	115%
Payout	50%	100%	200%

For 2020, the HRNC approved Adjusted Total Revenue, Adjusted EBITDA and MGO Transaction Growth (each as defined below), on a constant currency basis, as the performance measures governing annual incentive payouts. In setting these goals, the HRNC considered target Company performance under the challenging board-approved annual operating plan. The targets were designed to be challenging while recognizing business and broader economic uncertainties existing at the time the goals were established, including continued global macroeconomic and consumer headwinds.

PERFORMANCE MEASURES ($ IN MILLIONS)	WEIGHT	THRESHOLD	TARGET	MAXIMUM	2020 RESULTS		2020 PAYOUT RESULTS BY MEASURE(1)
Adjusted Total Revenue	30%	$1,064.4	$1,252.3	$1,440.1	$1,209.8	(3)	88.7%
Adjusted EBITDA(2)	50%	$167.6	$197.1	$226.7	$229.9	(4)	200.0%
MGO Transaction Growth	20%	17%	20%	23%	113%	(5)	200.0%
(1)	Represents payout (as a percentage of target) on each respective performance measure under application of the funding formula presented above.
(2)	Adjusted EBITDA is EBITDA excluding restructuring and reorganization costs, legal and contingent matter costs, compliance enhancement program costs, stock-based, contingent and incentive compensation costs, direct monitor costs, severance and related costs.
(3)	Reflects constant currency Adjusted Total Revenue. Reported total revenue was $1,217.2 million which was adjusted by $7.4 million to reflect the impact from changes in exchange rates.
(4)	Reflects constant currency Adjusted EBITDA. Reported Adjusted EBITDA was $241.3 million, which was adjusted by $3.3 million to reflect the impact from changes in exchange rates and by $7.5 million to reflect the impact of the discretionary PBP adjustment and $0.6 million to reflect the discretionary performance-based cash awards adjustment, each as discussed below.
(5)	Reflects MGO Transaction Growth as previously defined.

2020 Actual PBP Payouts

Like all companies, we faced the unprecedented impact of the global COVID-19 pandemic during 2020. Due to the economic disruption caused by the pandemic and by various responses, including government-imposed quarantines, stay-at-home restrictions, travel restrictions and other public health and safety measures, our results of operations began to be adversely impacted in the first quarter of 2020. Despite these challenging times, based on the results achieved and the relative weighting of each performance objective (as shown in the table above), the 2020 level of performance achievement for the annual cash incentive plan pool was 167% of target. The Company’s actual performance on Adjusted EBITDA and MGO Transaction Growth significantly over-achieved against pre-established targets under the plan which drove this above-target payout result. The HRNC acted within its discretion to change the payout ratio to 135% of target. This aligned overperformance on certain goals with the cash flow derived from that overperformance in 2020. This adjustment also allowed for an appropriate level of recognition of our NEOs and other bonus-eligible employees for strong performance under challenging conditions.

Each NEO also received an individual performance rating, which served either as a multiplier or a detractor to his or her annual cash incentive payout. In addition to Company performance, each NEO’s performance rating also considers his or her technical and leadership competency and abilities in his or her role. All annual cash incentive payouts were approved by the HRNC.

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NAMED EXECUTIVE	PERFORMANCE RATING	ANNUAL CASH INCENTIVE AS A PERCENT OF TARGET(1)
W. Alexander Holmes	100%	135%
Lawrence Angelilli	100%	135%
Kamila Chytil	100%	135%
Grant Lines	100%	135%
Andres Villareal	100%	135%
(1)	Represents a percentage comparison between the actual cash incentive amount paid to the NEO and such NEO’s target payout amount.

Long-Term Incentives

Annual Long-Term Incentive Award Guidelines and 2020 Long-Term Incentive Grants

We typically make annual long-term incentive awards to the NEOs each year in order to reward performance that drives stockholder value creation and aligns the interests of our management team with those of our stockholders. Long-term incentive awards are granted under our Omnibus Plan, which provides for a variety of different awards, including RSUs and performance awards.

The HRNC regularly reviews the Company’s annual long-term incentive grant guidelines, pursuant to which annual grant multiples are set for the NEOs. The equity grant guidelines for 2020, expressed as a multiple of base salary or as a specific dollar amount, are set forth below. The guidelines for our Chairman and CEO conform to the terms of his amended employment agreement. The guideline range for our other NEOs was expanded in 2018 to recognize the competitive market within which we compete for executive talent and additional responsibilities assumed by our NEOs.

LEVEL	PERCENT (or dollar amount)
Chairman and CEO	500%
Other NEOs	$900,000 – $1,200,000

The HRNC determines the allocation between award types and sets the vesting criteria at the time of each grant. For 2020, the HRNC approved the allocation of the value of annual long-term incentive awards to be 50% performance-based cash awards and 50% time-based RSUs. Our decisions relating to equity awards are primarily influenced by the need to recruit and retain certain NEOs as well as to align the interests of the NEOs with those of our stockholders. The performance-vesting criteria for the performance-based cash awards serve to motivate the creation of stockholder value and the vesting criteria for the time-based RSU awards were developed to retain key executives. Time-based RSUs vest in three equal installments on each anniversary of the grant date.

The table below sets forth the total value of performance-based cash awards and total number of time-based RSUs granted to each NEO during 2020 in connection with annual long-term incentive awards:

NAMED EXECUTIVE	DATE OF GRANT	TOTAL GRANT DATE VALUE ($)	AWARD SPLIT AMONG
			Performance- Based Cash ($)	Time-Based RSUs (#)
W. Alexander Holmes	3/4/2020	$4,375,000	$2,187,500	1,031,840
Lawrence Angelilli	3/4/2020	$1,200,000	$ 600,000	283,019
Kamila Chytil	3/4/2020	$2,200,000	$1,100,000	518,868
Grant Lines	3/4/2020	$1,200,000	$ 600,000	283,019
Andres Villareal	3/4/2020	$1,200,000	$ 600,000	283,019

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For the performance-based cash awards, the HRNC approved 2020 Adjusted Total Revenue and Adjusted EBITDA (as defined above for the PBP) as the performance measures, each on a constant currency basis and as provided in the table below.

PERFORMANCE MEASURES ($ IN MILLIONS)	WEIGHT	THRESHOLD	TARGET	MAXIMUM	2020 RESULTS	2020 PAYOUT RESULTS BY MEASURE(1)
Adjusted Total Revenue	25%	$1,064.4	$1,252.3	$1,440.1	$1,209.8	88.7%
Adjusted EBITDA	75%	$ 167.6	$ 197.1	$ 226.7	$ 229.9	200.0%
(1)	Represents payout (as a percentage of target) on each respective performance measure under application of the funding formula presented below.

Threshold, target and maximum payout levels for the performance-based cash awards are predicated on actual achievement, in accordance with the funding formula set forth below (with straight-line interpolation between levels). Once earned, the performance-based cash awards vest in three equal installments on each anniversary of the grant date, with 50% of the awards eligible to vest over such three-year period if the target level of Adjusted EBITDA was achieved for 2020 and 50% of the awards eligible to vest over such three-year period if the target level of Adjusted Total Revenue was achieved for 2020.

	THRESHOLD	TARGET	MAXIMUM
Performance Achievement	85%	100%	115%
Payout	50%	100%	150%

Actual Performance-Based Cash Award Payouts

As noted above, we faced the unprecedented impact of the global COVID-19 pandemic during 2020. Despite the challenges faced by the Company in 2020, following the conclusion of the performance period, actual performance levels resulted in the maximum 150% payout achievement level. However, the HRNC acted within its discretion to cap the 2020 LTI payouts at a 135% attainment level for the performance-based cash awards granted to each of our NEOs in 2020. This adjustment allowed for an appropriate level of recognition of our NEOs and other long-term incentive award eligible employees for strong performance under challenging conditions.

Other Compensation

In addition to the components of total direct compensation for 2020 described above, a portion of our NEOs’ compensation includes other market competitive, non-variable compensation and benefits. These other compensation and benefit elements aid us in being able to recruit more effectively and to retain highly-qualified executive talent while competing with other companies that offer similar programs.

Retirement Benefits and Deferred Compensation

MoneyGram does not provide any form of pension or deferred compensation for executive officers, other than a 401(k) plan. The 401(k) plan is the Company’s primary retirement plan for U.S. employees, including NEOs. The 401(k) plan is a defined contribution plan that allows employees whose customary employment is for 1,000 hours or more per year to defer up to 50% of their eligible compensation on a pre-tax or post-tax basis subject to limitations under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). MoneyGram matches 100% of the first three percent and 50% of the next two percent of compensation deferred by an eligible employee. In addition, a discretionary contribution may be granted annually by our Board; however, no discretionary contribution was granted for 2020. Employer contributions are invested according to a participant’s investment election for employee contributions. Employee contributions and the employer match are immediately 100% vested.

Severance Benefits

A discussion of the Company’s severance benefits for the NEOs is set forth below under “Executive Employment Agreements” and “Other Agreements.”

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Perquisites and Personal Benefits

MoneyGram provides limited perquisites to executive officers on a case-by-case basis. As such, in 2020, Mr. Lines received immigration and continued tax services support due to his permanent transfer to the U.S. from Dubai in 2018 as described in the “2020 Details Behind All Other Compensation Column Table.”

Employment and Other Agreements

Executive Employment Agreements

MoneyGram currently maintains an employment agreement with Mr. Holmes, our CEO. None of our other NEOs has an executive employment agreement.

W. Alexander Holmes

On March 2, 2018, the Company entered into an amended and restated employment agreement with Mr. Holmes (the “A&R Holmes Employment Agreement”), effective as of January 1, 2018, which amended and restated the original employment agreement with Mr. Holmes, dated July 30, 2015.

The A&R Holmes Employment Agreement provides that Mr. Holmes shall receive an annual base salary of $825,000 during the term of his employment pursuant to such agreement, which amount is subject to annual review and may be increased, but not decreased, without Mr. Holmes’s consent. During the term of his employment pursuant to the A&R Holmes Employment Agreement, Mr. Holmes shall be eligible to participate in the Company’s annual cash incentive plan, and shall be eligible to receive a target annual bonus equal to 120% of his base salary and a maximum annual bonus equal to two times his target bonus if the Company’s performance exceeds targeted levels. Also, during the term of his employment pursuant to the A&R Holmes Employment Agreement, Mr. Holmes shall participate in the Omnibus Plan and shall receive an annual grant of equity or equity-based awards with an aggregate grant date fair market value equal to at least five times his annual base salary in effect at the time of grant, if the Company makes grants of such awards to other senior executive officers of the Company.

The A&R Holmes Employment Agreement provides that, during the term of his employment pursuant to such agreement, if Mr. Holmes is terminated without “cause” or resigns for “good reason” (each as defined in the A&R Holmes Employment Agreement), he shall receive, among other accrued benefits, the following: (i) a pro-rata portion of his bonus under the annual cash incentive plan for the fiscal year in which termination occurs, subject to the Company’s actual performance achievement; (ii) an aggregate payment of two times the sum of (a) his annual base salary and (b) his target bonus under the annual cash incentive plan; (iii) continuation of health and life insurance coverage for up to two years; and (iv) with respect to equity or equity-based awards held by Mr. Holmes on the date of termination, continued eligibility to vest on a pro-rata basis based on the Company’s actual performance achievement (for awards subject to performance-based vesting criteria), acceleration of the portion that would have vested on the next regularly-schedule vesting date or, if termination is within forty-five days from the next regularly-scheduled vest date, then acceleration of the portion that would have vested on the next two regularly-scheduled vesting dates (for awards subject to solely time-based vesting criteria) and an extended exercise period for an award of options that is or becomes vested on the date of termination. If Mr. Holmes is terminated during the term of his employment pursuant to the A&R Holmes Employment Agreement due to death or “disability” (as defined in the A&R Holmes Employment Agreement), he shall receive, among other accrued benefits, the payments and benefits described in clause (i) of the preceding sentence.

The A&R Holmes Employment Agreement also provides that if Mr. Holmes’s employment is terminated by the Company without cause or by Mr. Holmes for good reason, in each case, within the 24-month period immediately following a change in control, then, in addition to the payments and benefits described in clauses (i), (ii) and (iii) in the paragraph above, each equity or equity-based award and long-term performance-based cash award held by Mr. Holmes on the date of such termination shall become immediately vested in full on the date of termination (at 100% of the applicable target level in the case of any award then subject to performance-based vesting).

Other Agreements

Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement

Each of the NEOs, other than Mr. Holmes, whose trade secret, confidentiality and post-employment restriction provisions were included in his employment agreement, has entered into an Employee Trade Secret, Confidential

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Information and Post-Employment Restriction Agreement. Under these agreements, each NEO agrees to confidentiality and non-disparagement obligations that extend indefinitely. In addition, under these agreements, each NEO agrees to non-competition provisions with respect to certain competing businesses and non-solicitation restrictions with respect to employees and customer relationships for defined periods of time.

Severance Benefits

The Company maintains severance arrangements for all of its NEOs, the intended benefits of which are to provide financial protection in the event of a termination that could disrupt the careers of the NEOs. The severance benefits allow the NEOs to focus on corporate performance and maximizing value for the benefit of stockholders in the event of a change of control or other potential termination of employment by providing an economic means for the NEO to transition away from the employment with the Company. Participation by an NEO in any plan or agreement requires the approval of the HRNC. For a description of the Company’s severance agreements, see below and also “Potential Payments Upon Termination or Change Of Control” in this proxy statement.

Severance Agreements

Each of the NEOs, other than Mr. Holmes, whose severance provisions were included in his employment agreement, has entered into an individual severance agreement with the Company. These individual severance agreements, as most recently amended and restated effective May 8, 2019, provide for severance benefits in the event that an NEO’s employment is terminated at any time by the Company without “cause” or without cause or for “good reason” within the 24-month period following a “change in control” (each quoted term as defined in the severance agreements). The severance agreements do not provide for severance benefits solely in the event of a change in control.

If an NEO is terminated without cause, the severance agreements provide for severance in an amount equal to one year of the NEO’s annual base salary payable in equal installments over the twelve-month period following the date of termination, and, provided the Company achieves its applicable performance goals, a pro rata portion of the NEO’s annual incentive bonus for the year in which the termination occurs (not to exceed the NEO’s annual target incentive opportunity), payable in a lump sum when such cash bonuses are regularly paid. The severance provisions under these agreements become available to the respective NEO on or after the first anniversary of such person’s employment with the Company.

If an NEO is terminated without cause or resigns for good reason within the two-year period following the consummation of a change in control, in addition to the benefits described above, the severance agreements provide for full vesting (at 100% of the applicable target level for performance-based awards if termination occurs on or prior to the last day of the performance period) of any outstanding restricted stock unit awards or long-term performance-based cash awards (including any replacement awards or awards into which any such awards are converted into in connection with a change in control) held by the NEO on the date of termination.

Restricted Stock Unit Agreements

Pursuant to the terms of the RSU agreements for outstanding performance-based RSUs held by NEOs other than Mr. Holmes, if a participant is terminated for cause or resigns from the Company or any of its subsidiaries, all units subject to the award shall be forfeited. If a participant is terminated without cause or due to death or disability prior to completion of half of the performance period, all units subject to the award shall be forfeited. If a participant is terminated (1) without cause or due to death or disability after completion of half of the performance period but on or prior to the last day of the performance period, one-third of the units will vest based on actual performance determined after the completion of the performance period, and all unvested units will be forfeited, or (2) following the last day of the of the performance period, the units subject to the next vesting installment will vest and all other unvested units will be forfeited. In the event that the units are assumed or otherwise replaced in connection with a change in control, and a participant’s employment is terminated without cause or a participant terminates his or her employment for good reason, in each case within the 12-month period immediately following such change in control, then, if the termination occurs on or prior to the last day of the performance period, the units will vest at the target level and, if the termination occurs after the end of the performance period, all remaining installments will vest.

Pursuant to the terms of the agreements for outstanding time-based RSUs held by NEOs other than Mr. Holmes, if a participant is terminated for cause or resigns from the Company or any of its subsidiaries, any units that are not vested as of such date will be forfeited. If a participant is terminated without cause or due to death or disability, then

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the number of units that would have vested during the 12-month period following the termination date will vest as of the termination date. In the event the units are assumed or otherwise replaced in connection with a change in control and a participant’s employment is terminated without cause or a participant terminates his or her employment for good reason, in each case within 12 months following such change in control, then all unvested units will vest as of the termination date.

Pursuant to the terms of the RSU agreements for outstanding performance-based RSUs held by Mr. Holmes, if he is terminated for cause or he resigns other than for good reason, any units that are not vested as of such date shall be forfeited. If Mr. Holmes is terminated without cause or he resigns for good reason prior to completion of half of the performance period, then a prorated number of units will vest based on actual performance determined after completion of the performance period, and all unvested units will be forfeited. If Mr. Holmes is terminated due to death or disability prior to completion of half of the performance period, all units subject to the award shall be forfeited. If Mr. Holmes is terminated without cause or due to death or disability, or he resigns for good reason (1) after completion of half of the performance period but on or prior to the last day of the performance period, then one-third of the units will vest based on actual performance determined after the completion of the performance period, and all unvested units will be forfeited, or (2) following the last day of the of the performance period, then the units subject to the next vesting installment will vest and all other unvested units will be forfeited. In the event that the units are assumed or otherwise replaced in connection with a change in control, and Mr. Holmes’s employment is terminated without cause or he resigns for good reason, in each case within the 12-month period immediately following such change in control, then, if the termination occurs on or prior to the last day of the performance period, the units will vest at the target level and, if the termination occurs after the end of the performance period, all remaining installments will vest.

Pursuant to the terms of the agreements for outstanding time-based RSUs held by Mr. Holmes, if he is terminated for cause or he resigns other than for good reason, any units that are not vested as of such date will be forfeited. If Mr. Holmes is terminated without cause or due to death or disability, or he resigns for good reason, then the number of units that would have vested during the 12-month period following the termination date will vest as of the termination date. In the event the units are assumed or otherwise replaced in connection with a change in control and Mr. Holmes’s employment is terminated without cause or he resigns for good reason, in each case within
12 months following such change in control, then all unvested units will vest as of the termination date.

The treatment of certain RSUs granted to the NEOs other than Mr. Homes is also governed by the terms of the amended and restated severance agreements as described above under “—Other Agreements—Severance Agreements” and the treatment of certain RSUs granted to Mr. Holmes are also governed by the terms of his existing employment agreement as described above under “—Executive Employment Agreements—Alexander Holmes.”

Performance-Based Cash Award Agreements.

Pursuant to the terms of the performance-based cash award agreements for outstanding awards held by our NEOs other than Mr. Holmes, if a participant is terminated for cause or resigns from the Company or any of its subsidiaries, any amount of the award that is not vested as of such date shall be forfeited. If a participant is terminated without cause or due to death or disability prior to completion of half of the performance period, the total amount of the award shall be forfeited. If a participant is terminated without cause or due to death or disability (1) after completion of half of the performance period but on or prior to the last day of the performance period, then one-third of the award will vest based on actual performance determined after the completion of the performance period, and any unvested amount of the award will be forfeited, or (2) after completion of the performance period, then the portion of the award subject to the next vesting installment will vest, and any unvested amount of the award will be forfeited. If a participant is terminated without cause or for good reason, in each case with the 12-month period following a change in control, then, if the termination occurs on or prior to the last day of the performance period, the award will vest at the target level and, if the termination occurs after the end of the performance period, all remaining installments will vest.

Pursuant to the terms of the performance-based cash award agreements for outstanding awards held by Mr. Holmes, if he is terminated for cause or resigns other than for good reason, any amount of the award that is not vested as of such date shall be forfeited. If Mr. Holmes is terminated without cause or he resigns for good reason, prior to completion of half of the performance period, then a prorated portion of the award will vest based on actual performance determined after completion of the performance period, and any unvested portion of the award will be forfeited. If Mr. Holmes is terminated due to death or disability prior to completion of half of the performance period,

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the total amount of the award shall be forfeited. If Mr. Holmes is terminated without cause or due to death or disability, or he resigns for good reason (1) after completion of half of the performance period but on or prior to the last day of the performance period, then one-third of the award will vest based on actual performance determined after the completion of the performance period, and any unvested amount of the award will be forfeited, or (2) after completion of the performance period, then the portion of the award subject to the next vesting installment will vest, and any unvested amount of the award will be forfeited. If Mr. Holmes is terminated without cause or for good reason, in each case with the 12-month period following a change in control, then, if the termination occurs on or prior to the last day of the performance period, the award will vest at the target level and, if the termination occurs after the end of the performance period, all remaining installments will vest.

The treatment of the performance-based cash awards granted to the NEOs other than Mr. Homes is also governed by the terms of the amended and restated severance agreements as described above under “—Other Agreements—Severance Agreements” and the treatment of the performance-based cash awards granted to Mr. Holmes are also governed by the terms of his existing employment agreement as described above under “—Executive Employment Agreements—Alexander Holmes.”

Stock Option Agreements

We have not granted stock options to any NEO since 2014 and all outstanding stock options held by our NEOs are now fully vested by their terms. Pursuant to the terms of the form stock option agreements for stock options awarded after November 2011, if an optionee’s employment is terminated for cause, any portion of the option that has not been exercised shall be immediately forfeited. If there is a change in control of the Company and the per share fair market value of the Company’s common stock on the occurrence of the change in control does not exceed the per share option price, then the option shall immediately terminate. However, if the fair market value exceeds the option price on the occurrence of the change in control, the Committee, in its sole discretion, may (1) provide the optionee reasonable time to exercise the option, (2) provide for the termination of the option in exchange for payment to the optionee of the excess of the (x) aggregate fair market value of the common stock issuable pursuant to the option over (y) the aggregate option price or (3) if the change in control involves a merger or consolidation with another company, provide for the assumption or substitution by the surviving entity or its parent of awards with substantially the same terms as the option.

The treatment of stock options granted to Mr. Holmes are governed by the terms of his existing long-term equity award agreements and the provisions of his existing employment agreement as described above under “—Executive Employment Agreements.”

Annual Cash Incentive Plan

Pursuant to the terms of the annual cash incentive plan, in the event of a change of control, each participant in the plan shall be entitled to a pro rata bonus award calculated on the basis of achievement of the performance goals through the date of the change of control. In the event of a participant’s termination of employment to retirement, death or disability, the participant shall be eligible to receive a pro rata bonus award if bonus awards are paid by the Company.

Applicable Definitions

For purposes of the agreements described in this section entitled “—Other Agreements” and in the section entitled “—Executive Employment Agreements,” the terms listed below are defined as follows:

(i) “cause” generally means (a) the executive has willfully refused to carry out the reasonable and lawful directions, within the executive’s control and responsibilities, of the Board or the person to whom the executive reports for 10 days following notice of such failure, (b) the executive has committed fraud or dishonesty in the performance of his or her duties, (c) the executive has committed an act constituting a felony, misdemeanor involving moral turpitude, or violation of federal securities laws, or the executive is indicted for a felony, (d) the executive has engaged in willful misconduct or gross negligence that could reasonably be expected to be injurious to our financial condition or business reputation, (e) the executive has materially breached our code of conduct or ethics or any other code of conduct in effect from time to time (to the extent applicable to the executive) resulting in a material adverse effect on us, or (f) the executive has breached an Employee Trade Secret Agreement, Confidential Information Agreement, Post-Employment Restriction Agreement, or other similar agreement resulting in an adverse effect on us.

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(ii) “good reason” generally means (a) a material reduction in the executive’s position or responsibilities, (b) a material reduction in the executive’s base salary or target bonus opportunity, except in connection with across-the-board compensation reductions of less than 10% applicable to similarly situated employees, or (c) a change in the geographic location of the executive’s place of work by more than 50 miles. The executive must notify us in writing of his or her intent to terminate employment with good reason within 60 days after the occurrence of an event, and we have a 30-day cure period to remedy such event after receipt of notice.

(iii) “disability” generally means the executive’s physical or mental incapacity rendering the executive incapable of performing his or her duties or responsibilities with respect to us for an extended period of time.

(iv) “change of control” generally means (a) a sale or other transfer of all or substantially all of our assets, (b) the transfer of more than 50% of our outstanding stock, or (c) the consummation of a merger, recapitalization or share exchange with another entity that results in a person obtaining 50% or more of our voting power; however, for purposes of the annual cash incentive plan, a “change of control” generally means (a) the acquisition by a person of 20% or more of our outstanding shares of common stock or of the voting power of the outstanding voting securities, (b) a change in the majority composition of our Board, (c) the consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of our assets, or (d) our stockholders’ approval of a complete liquidation or dissolution.

Tax Deductibility

The Company’s ability to deduct compensation expense for federal income tax purposes is subject to the limitations of Section 162(m) of the Internal Revenue Code (the “Code”). Section 162(m) limits deductibility to $1 million for certain executive officers. Under the tax laws in effect before 2018, compensation that qualified as “performance-based compensation” under Section 162(m) was deductible without regard to this limitation. Effective for tax years beginning after December 31, 2017, the “Tax Cuts and Jobs Act of 2017” generally eliminated the performance-based exemption, subject to a special rule that grandfathers certain awards and agreements that were in effect on November 2, 2017. There are no such outstanding grandfathered awards payable to any of our NEOs.

While the HRNC is mindful of the limitation imposed by Section 162(m) of the Internal Revenue Code, it also recognizes that facts and circumstances may render compliance with those limitations inappropriate, at odds with the best interest of the Company or inconsistent with the then-prevailing competitive market conditions. In such event, the HRNC’s priority will be determining what is in the best interest of the Company and its stockholders rather than obtaining the potential benefit of a tax deduction and, therefore, may approve compensation that is not deductible for tax purposes.

COMPENSATION COMMITTEE REPORT

The Human Resources and Nominating Committee of the Board, which performs equivalent functions to a compensation committee, has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully Submitted,
J. Coley Clark (Chair)
Francisco Lorca
Antonio O. Garza
W. Bruce Turner

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EXECUTIVE COMPENSATION TABLES

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis above, which sets forth the objectives of MoneyGram’s executive compensation and benefit programs.

2020 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
W. Alexander Holmes	2020	908,654	—	2,187,500	2,869,688	12,328	5,978,170
Chairman and Chief Executive Officer	2019	872,885	68,200	1,093,750	1,693,938	12,910	3,741,683
	2018	821,154	—	3,093,763	1,275,150	11,000	5,201,067
Lawrence Angelilli	2020	479,808	—	600,000	903,000	12,272	1,995,080
Chief Financial Officer	2019	425,000	22,100	300,000	498,700	17,536	1,263,336
	2018	418,269	—	675,007	371,350	11,000	1,475,626
Kamila K. Chytil	2020	571,154	—	1,100,000	1,335,750	12,328	3,019,232
Chief Operating Officer	2019	466,346	26,300	500,000	512,150	8,564	1,513,360
	2018	421,731	—	900,012	344,650	11,000	1,677,393
Grant Lines	2020	473,654	—	600,000	911,450	27,445	2,012,549
Chief Revenue Officer	2019	450,000	23,400	300,000	534,650	40,146	1,348,196
	2018	412,767	—	900,012	664,900	809,764	2,787,443
Andres Villareal	2020	446,346	—	600,000	732,100	12,181	1,790,627
Chief Compliance Officer	2019	410,962	18,800	225,000	396,200	15,225	1,066,187

(1)	Amounts included in this column represent the aggregate grant date fair value of the RSUs awarded to NEOs calculated in accordance with the applicable accounting guidance under FASB ASC 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 13—Stock-Based Compensation of the Notes to Consolidated Financial Statements in our 2020 Annual Report on Form 10-K.
(2)	Non-equity incentive plan compensation includes annual cash incentive plan awards earned under the PBP. For 2020, this column also includes cash payments made in 2020 with respect to the portion of the performance-based cash awards granted in 2017 through 2019 that vested in 2020. The performance period applicable to the performance-based cash awards granted in 2019 ended on December 31, 2019, and the HRNC determined that the performance levels for such awards were met at a 92% attainment level. The amount included for the 2019 performance-based cash award in the 2020 row is as follows for each of the NEOs: Mr Holmes—$1,006,250; Mr. Angelilli—$276,000; Ms.Chytil—$460,000; Mr. Lines—$276,000; and Mr. Villareal—$207,000. The amount included for the 2018 performance-based cash award in the 2020 row is as follows: Mr. Holmes—$264,688; Mr. Angelilli—$57,750; Ms. Chytil—$77,000; Mr. Lines—$77,000; and Mr. Villareal—$57,750. The amount included for the 2017 performance-based cash award in the 2020 row is as follows for each of the NEOs: Mr. Holmes—$181,250; Mr. Angelilli—$56,250; Ms. Chytil—$56,250; Mr. Lines—$56,250; and Mr. Villareal—$56,250. This column does not include amounts relating to the performance-based cash awards granted in 2020, which will be recorded under the “Non-Equity Incentive Plan Compensation” column of this table in the year paid.
(3)	For a breakdown of the components that make up “All Other Compensation” for the NEOs in 2020, refer to the table entitled “2020 Details Behind All Other Compensation Column” that follows.

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2020 DETAILS BEHIND ALL OTHER COMPENSATION COLUMN

Name	Year	Group Term Life ($)(1)	Registrant Contributions to Defined Contribution Plans ($)(2)	Tax Preparation ($)(3)	Miscellaneous ($)(4)
W. Alexander Holmes	2020	1,128	11,200	—	—
Lawrence Angelilli	2020	1,072	11,200	—	—
Kamila K. Chytil	2020	1,128	11,200	—	—
Grant Lines	2020	1,049	11,200	9,779	5,417
Andres Villareal	2020	981	11,200	—	—

(1)	Amounts included in this column reflect costs for Company-provided life insurance premiums.
(2)	The 401(k) plan allows employees to defer up to 50% of eligible compensation subject to federal tax law limits. MoneyGram matches 100% of the first three percent and 50% of the next two percent of compensation deferred. Amounts in the table represent the Company matching contributions for 2020 for each respective NEO.
(3)	Amount included in this column reflects tax preparation fees paid by MoneyGram on behalf of Mr. Lines in connection with his 2018 relocation from Dubai to the U.S. as provided in his relocation agreement.
(4)	Amount included in this column for Mr. Lines reflects fees associated with the immigration processing related to his permanent transfer to the U.S. that is being sponsored by MoneyGram.

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2020 GRANTS OF PLAN-BASED AWARDS

The following table summarizes the 2020 grants of equity and non-equity plan-based awards for each NEO.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)
W. Alexander Holmes	3/4/2020	3/4/2020**	525,000	1,050,000	2,100,000
	3/4/2020	3/4/2020*	1,093,750	2,187,500	3,281,250
	3/4/2020	3/4/2020*						1,031,840	2,187,500
Lawrence Angelilli	3/4/2020	3/3/2020**	190,000	380,000	760,000
	3/4/2020	3/3/2020*	300,000	600,000	900,000
	3/4/2020	3/3/2020*						283,019	600,000
Kamila K. Chytil	3/4/2020	3/3/2020**	275,000	550,000	1,100,000
	3/4/2020	3/3/2020*	550,000	1,100,000	1,650,000
	3/4/2020	3/3/2020*						518,868	1,100,000
Grant Lines	3/4/2020	3/3/2020**	186,000	372,000	744,000
	3/4/2020	3/3/2020*	300,000	600,000	900,000
	3/4/2020	3/3/2020*						283,019	600,000
Andres Villareal	3/4/2020	3/3/2020**	152,300	304,500	609,000
	3/4/2020	3/3/2020*	300,000	600,000	900,000
	3/4/2020	3/3/2020*						283,019	600,000

*	Denotes time-based RSUs and performance-based cash awards granted pursuant to the Omnibus Plan.
**	Denotes annual cash incentive awards under the PBP, which by its terms is governed by the Omnibus Plan.
(1)	The awards described under these columns reflect (a) potential awards under the 2020 annual cash incentive plan under the PBP and (b) the performance-based cash awards granted in 2020. Actual payout amounts of the annual cash incentive awards under the PBP have already been determined and were paid in February 2021 and are included in the “Non-Equity Incentive Plan Compensation” Column of the Summary Compensation Table above. Performance-based cash awards will be reported in the Summary Compensation table in the year paid.
(2)	The amount included in this column represents the aggregate grant date fair value of the awards made to NEOs calculated in accordance with applicable accounting guidance under FASB ASC 718 (see Note 13—Stock-Based Compensation of the Notes to Consolidated Financial Statements in our 2020 Annual Report on Form 10-K). For time-based RSUs, the grant date fair value is determined as the closing sales price of the common stock on the grant date multiplied by the number of units that are expected to vest.

Restricted Stock Units. Awards of time-based RSUs were granted under the Omnibus Plan for 2020. These RSUs will vest, and become payable in shares of the Company’s common stock, in three substantially equal, annual installments measured from the grant date as long as the NEO remains continuously employed by the Company or one of its subsidiaries through the applicable vesting date.

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Performance-Based Cash Awards. Performance-based cash awards were granted under the Omnibus Plan for 2020. The performance-based cash awards vest in three equal installments on each anniversary of the grant date if certain performance goals are achieved, with up to 75% of the performance-based cash awards eligible to vest over such three-year period if a target level of Adjusted EBITDA is achieved for the year ended December 31, 2020 and up to 25% of the performance-based cash awards eligible to vest over such three year period if a target level of Adjusted Total Revenue is achieved for the year ended December 31, 2020. Under the terms of the award agreements, these performance-based cash awards have the potential to pay out at 50% of target cash amount awarded if the Company achieves threshold-level performance and up to 150% of target cash amount awarded if the Company achieves maximum-level performance. Attainment between the threshold and target and the target and maximum performance goals is subject to straight-line interpolation. With respect to the performance-based cash awards granted in 2020, the HRNC determined that the performance levels were met at a 135% attainment level.

For a more detailed discussion of the information set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table above, please see the section above titled “Compensation Discussion and Analysis—2020 Compensation Review and Decisions.”

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OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2020

The following table summarizes the total outstanding equity awards as of December 31, 2020 for each NEO.

	Option Awards					Stock Awards
Name and Grant Date	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value (as of December 31, 2019) of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
	Exercisable (#)	Unexercisable (#)							Vested ($)

W. Alexander Holmes
7/11/2011	25,000	—	—	28.00	7/11/2021	—	—	—	—
11/17/2011	8,250	—	—	17.03	11/17/2021	—	—	—	—
3/21/2012	13,526	—	—	18.39	3/21/2022	—	—	—	—
2/26/2013	26,835	—	—	16.48	2/26/2023	—	—	—	—
3/1/2018	—	—	—	—	—	45,022	246,045	—	—
02/21/2019	—	—	—	—	—	147,083	803,809	—	—
03/04/2020	—	—	—	—	—	515,920	2,819,503	—	—
Lawrence Angelilli
9/27/2011	31,250	—	—	19.28	9/27/2021	—	—	—	—
11/17/2011	3,000	—	—	17.03	11/17/2021	—	—	—	—
2/26/2013	7,989	—	—	16.48	2/26/2023	—	—	—	—
2/24/2014	6,146	—	—	20.08	2/24/2024	—	—	—	—
3/1/2018	—	—	—	—	—	19,647	107,371	—	—
2/21/2019	—	—	—	—	—	80,686	440,949	—	—
3/4/2020	—	—	—	—	—	283,019	1,546,699	—	—
Kamila K. Chytil
3/1/2018	—	—	—	—	—	26,195	143,156	—	—
02/21/2019	—	—	—	—	—	80,686	440,949	—	—
10/01/2019	—	—	—	—	—	36,349	198,647	—	—
03/04/2020	—	—	—	—	—	518,868	2,835,614	—	—
Grant Lines
3/1/2018	—	—	—	—	—	26,195	143,156	—	—
2/21/2019	—	—	—	—	—	80,686	440,949	—	—
03/04/2020	—	—	—	—	—	283,019	1,546,699	—	—
Andres Villareal
3/1/2018	—	—	—	—	—	19,647	107,371	—	—
02/21/2019	—	—	—	—	—	60,515	330,714	—	—
03/04/2020	—	—	—	—	—	283,019	1,546,699	—	—

(1)	For awards of time-based RSUs granted during 2018, 2019 and 2020, the awards will vest, and become payable in shares of the Company’s common stock, in three substantially equal annual installments beginning one year from the grant date as long as the NEO remains continuously employed by the Company through the applicable vesting date. This column also reflects the number of performance-based RSUs that have been earned and remain eligible to vest pursuant to the performance-based RSUs granted in March 2018, based on actual Company performance with respect to the performance goals as of the end of the performance period (December 31, 2018), as determined by the HRNC. In February 2019, the HRNC determined that the performance levels for the 2018 performance-based RSUs were met at the 77% attainment level. The 2018 performance-based RSUs vest in three equal installments on each anniversary of the grant date, subject to continuous employment by the Company or one of its subsidiaries through the vesting date.
(2)	The market value of shares or units of stock is calculated by multiplying the number of shares or units reported with respect to the award by the closing price of our stock on the Nasdaq on December 31, 2020, which was $5.47 per share.
(3)	There were no outstanding performance-based RSUs as of December 31, 2020 for which performance had not been certified.

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2020 OPTION EXERCISES AND STOCK VESTED TABLE

The following table summarizes the vesting of RSUs during 2020 for each NEO. No stock options were exercised by any NEOs during 2020.

	Option Awards		Stock Awards(1)
Named Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
W. Alexander Holmes	—	—	289,035	724,919
Lawrence Angelilli	—	—	76,125	192,395
Kamila K. Chytil	—	—	100,807	260,385
Grant Lines	—	—	82,660	207,033
Andres Villareal	—	—	66,054	165,707
(1)	Represents vesting of time-based and performance-based RSUs.
(2)	Aggregate dollar amount realized upon vesting is computed by multiplying the number of shares subject to the RSU award that vested by the closing price of our stock on the vesting date.

Potential Payments upon Termination or Change of Control

The following tables reflect the amount of compensation that each of the NEOs would have received in the event of termination of such NEO’s employment with MoneyGram under a variety of circumstances, assuming that termination was effective as of December 31, 2020. The amounts represent the compensation and benefits due and payable upon the different termination events as provided for in the applicable agreements and plans in existence as of December 31, 2020.

While the summaries below provide an estimate of the payments that may be made to the NEOs, actual payments to an NEO upon the various termination events can only be determined at the time of such NEO’s actual termination. The tables include only those benefits, if any, that are enhanced or increased as a result of the termination event specified and do not include benefits that the NEO is entitled to receive regardless of the termination event, including but not limited to: (i) any base salary earned but not yet paid; (ii) amounts contributed to or accrued and earned under broad-based employee benefit plans, such as the 401(k) plan; and (iii) basic continuation of medical, dental, life and disability benefits.

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Potential Payments and Benefits upon Termination following a Change of Control

Certain of MoneyGram’s compensation and benefit plans contain provisions for enhanced benefits upon a termination within a specified period following a change of control of MoneyGram. The following table sets forth the benefits each of our NEO’s would have been eligible to receive pursuant to each NEO’s employment agreement or severance agreement, as applicable, and under our awards granted pursuant to the Omnibus Plan upon a termination of employment without “cause” or for “good reason” immediately following a change of control of the Company as of December 31, 2020.

Benefit	W. Alexander Holmes(1)	Lawrence Angelilli(2)	Kamila Chytil(2)	Grant Lines(2)	Andres Villareal(2)
Severance Payment	$3,850,000	$475,000	$550,000	$465,000	$435,000
Bonus (annual cash incentive plan)(3)	$1,417,500	$513,000	$742,500	$502,200	$411,100
Accelerated vesting of RSUs(4)	$3,801,061	$2,065,213	$3,578,630	$2,091,067	$1,954,978
Accelerated vesting of Performance-Based RSUs(5)	$68,296	$29,806	$39,736	$39,736	$29,806
Accelerated vesting of Performance-Based cash Awards(6)	$4,464,688	$1,209,750	$2,097,000	$1,229,000	$1,071,750
Welfare Benefits(7)	$53,209	—	—	—	—
Total	$13,654,754	$4,292,769	$7,007,866	$4,327,003	$3,902,634
(1)	The A&R Holmes Employment Agreement does not provide any payments or benefits upon a termination of employment in connection with a change of control beyond the benefits and payments provided upon a termination of employment without cause or with good reason in the absence of a change of control. Please see footnote (2) to the “Potential Payments and Benefits upon Termination without Cause or Termination by Executive with Good Reason” table for an explanation of amounts potentially payable to Mr. Holmes under the A&R Holmes Employment Agreement upon a termination of employment by the Company without cause or by Mr. Holmes for good reason. The amounts included in this table for Mr. Holmes with respect to RSUs, performance-based RSUs and performance-based cash awards reflect the amounts Mr. Holmes is eligible to receive pursuant to his applicable award agreements in connection with an involuntary termination without “cause” or for “good reason” following a change in control.
(2)	The severance agreements for these NEOs in effect on December 31, 2020 provided for (i) severance in an amount equal to one year of the NEO’s annual base salary, (ii) provided the Company achieves its applicable performance goals, a pro rata portion of the NEO’s annual incentive bonus for the year in which the termination occurs (not to exceed the NEO’s annual target incentive opportunity), and (iii) full vesting of any outstanding restricted stock unit awards or long-term performance-based cash awards (at 100% of the applicable target level, in the case of any award subject to performance-based vesting criteria if termination occurs on or prior to the last day of the performance period), in each case, upon a termination without cause or for good reason within the two-year period following a change in control.
(3)	Amount represents a 2020 annual cash incentive plan payment based on actual achievement of Company performance goals through December 31, 2020.
(4)	Valuation is based on the number of shares subject to the time-based RSU awards that would vest upon a change in control in connection with an involuntary termination without “cause” or “good reason” multiplied by the closing market price of our common stock on December 31, 2020, which was $5.47 per share.
(5)	Represents remaining unvested portion of the performance-based RSUs granted in March 2018 based on actual performance, that would vest upon a change of control in connection with an involuntary termination without “cause” or for “good reason.” Valuation is based on the number of shares subject to the performance-based RSU awards that would vest upon a change in control in connection with an involuntary termination without “cause” or “good reason” multiplied by the closing market price of our common stock on December 31, 2020, which was $5.47 per share.
(6)	Represents the target amount of performance-based cash awards granted in March 2020 and the remaining unvested portion of performance-based cash awards granted in February 2019 and March 2018 based upon actual performance attainment, which would vest upon a change of control in connection with an involuntary termination without “cause” or for “good reason.” On December 31, 2020, the performance period applicable to the performance-based cash awards granted in March 2020 had not yet ended; however, after the conclusion of that performance period, the HRNC determined that the performance levels with respect to such awards were met at a 135% attainment level. With respect to the remaining unvested portions of the performance-based cash awards granted in March 2018, which vested on March 1, 2021 the amounts reported in this row reflect the actual performance attainment levels of 77% with respect to such awards. With respect to the remaining unvested portions of the performance-based cash awards granted in February 2019, of which one equal installment vested February 21, 2021 and the other is scheduled to vest on February 21, 2022, the amounts reported in this row reflect the actual performance attainment levels of 92% with respect to such awards.
(7)	Amount represents the value of continued welfare benefits during the applicable severance period following a termination without “cause” or for “good reason,” which is up to 24 months for Mr. Holmes under the A&R Holmes Employment Agreement.

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Potential Payments and Benefits upon Termination without Cause or Termination by Executive with Good Reason

The following table sets forth the benefits our NEOs would have been eligible to receive pursuant to each such NEO’s severance agreement or employment agreement, as applicable, and under our awards granted pursuant to the Omnibus Plan upon a termination of employment without cause or, in the case of Mr. Holmes, for good reason, as of December 31, 2020.

Benefit	W. Alexander Holmes(1)	Lawrence Angelilli(2)	Kamila Chytil(2)	Grant Lines(2)	Andres Villareal(2)
Severance Payment(3)	$3,850,000	$475,000	$550,000	$465,000	$435,000
Bonus (annual cash incentive plan)(4)	$1,417,500	$513,000	$742,500	$502,200	$411,100
Accelerated vesting of RSUs(5)	$1,517,942	$812,755	$1,366,993	$838,610	$757,722
Accelerated vesting of Performance-Based RSUs(6)	$68,296	$29,806	$39,736	$39,736	$29,806
Accelerated vesting of Performance-Based cash Awards(7)	$2,255,313	$603,750	$1,032,000	$623,000	$534,750
Welfare Benefits(8)	$53,209	—	—	—	—
Total	$9,162,260	$2,434,311	$3,731,229	$2,468,546	$2,168,378
(1)	For a description of Mr. Holmes’ severance benefits under the A&R Holmes Employment Agreement, see “Executive Compensation—Compensation Discussion and Analysis—Executive Employment Agreements—Alexander Holmes.” In the event of a termination by the Company without cause or by Mr. Holmes for good reason on or after January 1, 2016, Mr. Holmes’ outstanding cash and equity-based incentive awards granted prior to January 1, 2016, will continue to be governed by the terms of the applicable award.
(2)	These NEOs have entered into severance agreements with the Company, which provide for severance if the NEO’s employment is terminated by the Company without “cause.” The severance agreements provide for severance payments equal to: (i) the NEO’s then-current monthly base salary multiplied by 12, payable in equal monthly installments; and (ii) a pro rata portion of the NEO’s annual target incentive bonus for the year in which the termination occurs (not to exceed the NEO’s annual target incentive opportunity), payable in a lump sum. For a description of the severance agreements, see “Executive Compensation—Compensation Discussion and Analysis—Other Agreements—Severance Agreements.”
(3)	For a description of the calculation of the salary severance payment, see the discussion of the employment agreements and severance agreements set forth in “Executive Compensation—Compensation Discussion and Analysis—Executive Employment Agreements—Alexander Holmes” and “Executive Compensation—Compensation Discussion and Analysis—Other Agreements—Severance Agreements” in this proxy statement.
(4)	Amount represents a 2020 annual cash incentive plan payment based on actual achievement of Company performance goals through December 31, 2020.
(5)	Valuation is based on the number of shares subject to the time-based RSU awards that would vest upon a termination without “cause” or with “good reason” multiplied by the closing market price of our common stock on December 31, 2020, which was $5.47 per share.
(6)	Valuation is based on the number of shares subject to the performance-based RSU awards (based on actual performance attainment) that would vest upon a termination without “cause” or with “good reason” multiplied by the closing market price of our common stock on December 31, 2020, which was $5.47 per share.
(7)	Amounts represent the value of the performance-based cash award granted in March 2020 and the remaining unvested portion of performance-based cash awards granted in March 2018 and February 2019 that would accelerate (a) with respect to Mr. Holmes, upon a termination without “cause” for “good reason” and (b) with respect to the other NEOs, upon a termination without “cause,” each based on the actual performance attainment levels of 135% for the performance-based cash awards for 2020 (as capped by the HRNC), 92% for the performance-based cash awards granted in 2019 and 77% for the performance-based cash awards granted in 2018, each as determined by the HRNC.
(8)	Amount represents the value of continued welfare benefits upon a termination without “cause” or for “good reason” during the applicable severance period, which is up to 24 months for Mr. Holmes under the A&R Holmes Employment Agreement.

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48	Executive Compensation Tables

Potential Payments and Benefits upon Retirement, Death or Disability

The columns in the table below represent payments that each of our NEOs would be eligible to receive in the event of a qualified retirement (age 55 with ten years of service) or the NEO’s death or disability. The NEOs would be entitled to receive pro rata payments under certain incentive plans and certain pro rata vesting of RSUs. The payments below assume that the termination event occurred as of December 31, 2020.

Benefit	W. Alexander Holmes	Lawrence Angelilli	Kamila Chytil	Grant Lines	Andres Villareal
Bonus (annual cash incentive plan)(1)	$1,417,500	$513,000	$742,500	$502,200	$411,100
Accelerated vesting of RSUs(2)	$1,517,942	$812,755	$1,366,993	$838,610	$757,722
Accelerated vesting of Performance-Based RSUs(3)	$68,296	$29,806	$39,736	$39,736	$29,806
Accelerated vesting of Performance-Based cash Awards(4)	$2,255,313	$603,750	$1,032,000	$623,000	$534,750

Total	$5,259,051	$1,959,311	$3,181,229	$2,003,546	$1,733,378
(1)	Pursuant to the annual cash incentive plan, if a participant terminates employment due to (i) retirement upon attaining age 55 or older and completing 10 years of service with the Company, (ii) death, or (iii) disability, the participant is eligible to receive a pro rata bonus award if bonus awards are paid by the Company.
(2)	Valuation is based on the number of shares subject to the time-based RSU awards that would vest upon a termination due to death or disability multiplied by the closing market price of our common stock on December 31, 2020, which was $5.47 per share.
(3)	Valuation is based on the number of shares subject to the performance-based RSU awards (based on actual performance attainment) that would vest upon a termination due to death or disability multiplied by the closing market price of our common stock on December 31, 2020, which was $5.47 per share.
(4)	Amounts represent the value of the performance-based cash awards granted in March 2020 and the remaining unvested portion of the performance-based cash award granted in February 2019 and March 2018 that would accelerate upon a termination due to death or disability, each based on the actual performance attainment levels of 135% for the performance-based cash awards granted in March 2020 (as capped by the HRNC), 92% for the performance-based cash awards granted in February 2019 and 77% for the performance-based cash awards granted in March 2018, each as determined by the HRNC.

CEO Pay Ratio

Pursuant to Section 953(b) of Dodd-Frank and Item 402(u) of Regulation S-K, this section provides information regarding the relationship of the annual total compensation of all of our employees (other than our CEO) to the annual total compensation of our CEO, Mr. Holmes. The annual total compensation of our CEO for 2020, as reported in the Summary Compensation Table above, was $5,978,170. Our median employee’s annual total compensation was $71,240 in 2020. Based on this information, for 2020, the ratio of the annual total compensation of Mr. Holmes to the median of the annual total compensation of all of our employees (other than Mr. Holmes) was 84 to 1.

Methodology and Assumptions

The median annual total compensation for all our employees reported above reflects the compensation actually paid to an employee who represents the median of our entire employee population when ranked on the basis of compensation. To identity this median employee, as well as to determine the ratio of the total annual compensation of the median employee to the total annual compensation of our Chief Executive Officer, we utilized the methodology and assumptions set forth below.

In accordance with SEC rules, we completed the process of identifying and selecting a new median employee for 2020 to use for purposes of this ratio.

We selected December 31, 2020 as the date on which to determine our employee population for purposes of identifying our median employee, because such date provided payroll data and other information necessary to efficiently determine our employee population. As of December 31, 2020, our employee population consisted of 2,279 individuals, including 974 employees in the U.S. and 1,305 employees outside of the U.S. This population included all individuals employed by the Company or any of its consolidated subsidiaries, whether as a full-time, part-time, seasonal, or temporary workers. This population did not include independent contractors engaged by the Company.

2021 Notice and Proxy Statement

Executive Compensation Tables	49

In identifying our median employee, we utilized the consistently applied compensation measures described below, which we believe provide a reasonable basis for determining each employee’s total annual compensation as well as a useful measure in evaluating each employee’s total annual compensation and identifying our median employee. For employees located in the United States, we calculated total annual compensation by aggregating, as applicable, each such employee’s (i) base wages or salary (including any overtime pay) realized for the 2020 fiscal year, (ii) annual incentive bonus or any other type of incentive pay received in the 2020 fiscal year, and (iii) target annual long-term incentive plan amounts in effect as of the end of the 2020 fiscal year. For employees located outside the United States, we utilized the same compensation measure used for employees located in the United States, except that we used base wages or salary amounts, as applicable, that were in effect as of December 31, 2020 (as opposed to actually realized for fiscal year 2020), as precise base wage and salary information was not available for all of our foreign employees. For the 323 employees hired during 2020, we annualized each such employees’ compensation in order to establish a more direct comparison to the annual total compensation of our employees that were employed for all of 2020. Such annualization adjustments included target annual bonus amounts for the employees hired in 2020 in order to more closely approximate the compensation such employees would have received had they been employed by the Company for all of 2020 and to align such annualized amounts with the annual total compensation of our employees that were employed for all of 2020 and received annual bonuses in the first quarter of 2020. No cost-of-living adjustments were made in identifying our median employee. This calculation methodology was consistently applied to our entire employee population, determined as of December 31, 2020, in order to identify our median employee.

We calculated each element of our median employee’s annual compensation for 2020 in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K. The difference between our median employee’s total annual compensation calculated using our consistently applied compensation measure for determining our median employee and the employee’s annual total compensation calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K represents the Company’s 401(k) matching contributions made with respect such employee pursuant to our 401(k) plan. Similarly, the 2020 annual total compensation of our CEO was calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, as reported in the “Total” column of the Summary Compensation Table above.

2021 Notice and Proxy Statement

50	Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued as of December 31, 2020 under the Omnibus Plan, which was our only existing equity compensation plan as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price ($) of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	5,436,197	$19.58	4,972,432
Equity compensation plans not approved by stockholders	—	—	—
Total	5,436,197	$19.58	4,972,432
(1)	Represents shares subject to outstanding stock options and outstanding RSU awards granted under the Omnibus Plan. In the case of performance-based RSUs, the target payout level of 100% of the RSUs awarded has been used, which represents the maximum payout level for all performance-based RSUs.
(2)	The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

2021 Notice and Proxy Statement

Certain Relationships and Related Transactions	51

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

POLICY AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS

The Audit Committee adopted our Policy and Procedures regarding Transactions with Related Persons. In accordance with our written policy, the Audit Committee is responsible for the review, approval or ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of our directors or executive officers, certain of our stockholders and any of their respective immediate family members. The policy applies to transactions in which MoneyGram is a participant, a “related person” will have a direct or indirect material interest, and the amount involved exceeds $120,000. Under the policy, management of MoneyGram is responsible for disclosing to the Audit Committee all material information related to any covered transaction prior to entering into the transaction. The Audit Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to MoneyGram than could be obtained in a comparable arms-length transaction with an unrelated third party.

TRANSACTIONS WITH RELATED PERSONS

The transactions set forth below include transactions involving the Company and each of the Goldman Sachs Group (“Goldman”) and Ripple Labs Inc. (“Ripple”). During 2020, Goldman was the beneficial owner of more than five percent of our voting securities (on a diluted basis assuming conversion of our formerly outstanding Series D convertible preferred stock held by Goldman (“Series D”)); however, as of August 20, 2020, Goldman ceased to be a beneficial owner of more than five percent of our common stock, as reported by Goldman in its Schedule 13D/A (Amendment No. 12) filed on August 21, 2020, following the conversion of a certain number of shares of Series D into shares of common stock and the subsequent sale of such shares of common stock on the open market. As of March 10, 2021, Ripple beneficially owns approximately 9.95% of our outstanding common stock and has held greater than five percent of our voting securities since June 2019.

THL and Goldman—Equity Purchase Agreement

To effect a recapitalization transaction in 2008 (the “2008 Recapitalization”), we entered into an amended and restated purchase agreement (the “Purchase Agreement”), on March 17, 2008, with affiliates of THL and Goldman (together, the “Investors”), and on March 25, 2008, we completed the transactions contemplated by the Purchase Agreement. The Purchase Agreement contained customary public company representations and warranties by us to the Investors and customary representations and warranties from the Investors to us. We agreed in the Purchase Agreement to indemnify the Investors and certain parties related to the Investors from and against damages relating to the authorization, execution, deliver, performance or termination of the Purchase Agreement and documents related to the Purchase Agreement.

Pursuant to the Purchase Agreement, the Investors were provided certain rights with respect to representation on and observation of the Board and committees of the Board, which resulted in a change to the composition of the majority of the Board. The Purchase Agreement provided that the Investors were entitled to appoint that number of directors as is proportionate to the Investors’ common stock ownership, calculated on a fully-converted basis. For so long as the Investors were entitled to appoint Board Representatives, the Investors would also be entitled to representation on all committees of the Board, with a minimum of one Board Representative serving on each committee of the Board, subject to certain exceptions and applicable laws and regulations. During 2019, THL ceased to be the beneficial owner of any shares of the Company’s common stock. However, Messrs. Seth W. Lawry and Ganesh B. Rao, the THL designated Board Representatives, completed serving their elected Board term which ended at the 2020 Annual Meeting of Stockholders. Since May 2011, Goldman did not designate a board representative.

On March 23, 2020, MoneyGram and the Investors entered into a termination agreement (the “Termination Agreement”) terminating the Purchase Agreement.

2021 Notice and Proxy Statement

52	Certain Relationships and Related Transactions

THL and The Goldman Sachs Group—Equity Registration Rights Agreement

The Company and the Investors also entered into a Registration Rights Agreement, referred to herein, as amended, as the Equity Registration Rights Agreement, on March 25, 2008, with respect to the Registrable Securities (as defined therein), which included the Series D and the common stock owned by the Investors and their affiliates. The holders of the Registrable Securities were also entitled to six demand registrations and unlimited piggyback registrations during the term of the Equity Registration Rights Agreement.

On March 23, 2020, THL’s rights under the Equity Registration Rights Agreement were terminated pursuant to the Termination Agreement, and Goldman’s rights under the Equity Registration Rights Agreement were terminated as of October 13, 2020, the date it had fully converted all of its shares of Series D into shares of common stock and sold such shares of common stock, pursuant to exemptions from registration.

Ripple—Securities Purchase Agreement and Commercial Agreement

On June 17, 2019, the Company entered into a securities purchase agreement (the “SPA”) with Ripple, pursuant to which Ripple agreed to purchase and the Company agreed to issue up to $50.0 million of Common Stock and ten-year warrants to purchase Common Stock at $0.01 per underlying share of Common Stock (“Warrants”). In connection with the execution of the SPA, Ripple purchased, and the Company issued, (i) 5,610,923 shares of Common Stock at a purchase price of $4.10 per share and (ii) a Warrant to purchase 1,706,151 shares of Common Stock at a per share reference purchase price of $4.10 per share of Common Stock underlying the Warrants, for an aggregate purchase price of $30.0 million. The Company incurred direct and incremental costs of $0.5 million related to this transaction.

Simultaneously with the execution of the SPA, a bank issued a stand-by letter of credit (the “Letter of Credit”) on behalf of Ripple for the benefit of the Company in a face amount equal to $20.0 million to be used to fund additional purchases of shares of Common Stock and Warrants by Ripple. Pursuant to the SPA, the Company had the right to issue and sell additional shares of Common Stock and Warrants to Ripple by drawing on the Letter of Credit in amounts up to $20.0 million in the aggregate.

In addition, on June 17, 2019, the Company also entered into a commercial agreement with an affiliate of Ripple to utilize Ripple’s On Demand Liquidity (“ODL”) blockchain product (formerly known as xRapid), as well as XRP, for cross-border non-U.S. dollar exchange settlements. The Company was compensated by Ripple in XRP for developing and bringing liquidity to foreign exchange markets, facilitated by Ripple’s blockchain, and providing a reliable level of foreign exchange trading activity. The Company referred to this compensation as market development fees.

MoneyGram recognized the XRP fees received from Ripple as vendor consideration, which was presented as an offset to costs incurred to the vendor in “Transaction and operations support, net” in the Consolidated Statements of Operations. All activity related to the Ripple commercial agreement including purchases and sales of XRP, and consideration received in XRP, was presented as part of operating activities in the Consolidated Statement of Cash Flows. Per the terms of the commercial agreement, the Company did not pay fees to Ripple for its usage of the ODL platform and there are no claw back or refund provisions. On March 7, 2021, the Company and Ripple entered into an agreement to terminate, effective immediately, the commercial agreement between the parties. As previously disclosed in the Company’s Annual Report on Form 10-K, the Company had ceased transacting under the commercial agreement in early December 2020. The Company did not resume transacting under the commercial agreement from that period through the termination date and as such, will not receive any market development fees in 2021.

On November 22, 2019, the Company closed on the exercise of its right to draw $20.0 million on the Letter of Credit, and in exchange therefor, issued and sold to Ripple (i) 626,600 shares of Common Stock at a purchase price of $4.10 per share and (ii) a Warrant to purchase 4,251,449 shares of Common Stock at a per share reference price of $4.10 per share of Common Stock underlying the Warrant, exercisable at $0.01 per underlying share of Common Stock. The proceeds from the issuance to Ripple, net of the direct incremental costs, were recorded in “Additional paid-in capital” with the corresponding par value of the Common Stock issued in “Common stock” on the Company’s Consolidated Balance Sheets.

On March 1, 2021, Ripple exercised 4,762,477 of the Warrants to purchase common stock at a price of $0.01 per underlying share of common stock and received 4,755,514 shares of common stock pursuant to the cashless exercise provisions of the Warrants. Ripple held 1,195,123 Warrants following such exercise.

On March 11, 2021, Ripple filed a 13D/A with the SEC in which it disclosed that on March 10, 2021, it had entered into an agreement with Jefferies LLC (“Jefferies”), pursuant to which Jefferies is authorized to sell up to 8,195,123 shares of MoneyGram common stock on behalf of Ripple in a manner intended to qualify for the affirmative defense provided by Rule 10b5-1(c).

2021 Notice and Proxy Statement

Beneficial Ownership of Common Stock	53

BENEFICIAL OWNERSHIP OF COMMON STOCK

CERTAIN BENEFICIAL OWNERS

The following table shows, as of March 10, 2021, the beneficial ownership of shares of our common stock by each stockholder known to the Company to beneficially own more than 5% of our common stock, We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by any other person listed.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Common Stock(1)
Ripple Labs Inc. (2)	7,806,472	9.95%
(1)	Applicable percentage ownership is based on 78,457,002 shares of common stock outstanding as of March 10, 2021.
(2)	Based on information provided by Ripple Labs Inc. (“Ripple”) on Amendment No. 5 to Schedule 13D filed with the SEC on March 11, 2021 (“Amendment No. 5”), which reflects sole voting power of 7,217,880 shares, no shared voting power, sole dispositive power of 7,217,880 shares and no shared dispositive power. Amendment No. 5 provides that the 7,217,880 shares consists of 6,993,037 shares of common stock held by Ripple and 224,843 shares that may be issued upon the exercise of outstanding warrants held by Ripple pursuant to the terms and limitations of such warrants, which cap Ripple’s common stock ownership at 9.95% of our total shares of common stock outstanding. Ripple calculated such shares issuable based on the number of outstanding shares of common stock last reported by MoneyGram as of February 28, 2021. The number reflected above in the table includes the 6,993,037 shares of common stock reported by Ripple in Amendment No. 5 plus 813,435 shares that may be issued upon exercise of the warrants exercisable within 60 days calculated using the more recent outstanding number of shares of common stock noted in footnote (1) above. The percent of common stock reflected in the table above includes the 813,435 shares in the numerator but not in the denominator. The address of Ripple Labs Inc. is 315 Montgomery Street, Floor 2, San Francisco, CA 94104.

2021 Notice and Proxy Statement

54	Beneficial Ownership of Common Stock

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth information as of March 10, 2021 (except where otherwise noted therein) concerning beneficial ownership of our common stock by each current director, eight of whom are director nominees, the Company’s named executive officers and all of our current directors, eight of whom are director nominees, and executive officers as a group. Except as otherwise indicated, a person has sole voting and investment power with respect to the common stock beneficially owned by that person. We have determined beneficial ownership in accordance with the rules of the SEC. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Rule 13d-3(d)(1) of the Exchange Act takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days (such as shares which the individual has the right to acquire upon vesting of RSUs, or upon the exercise of vested stock options) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act, which may result in a number that is different than the beneficial ownership number reported in forms filed pursuant to Section 16.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock(2)
Directors and Director Nominees
J. Coley Clark	160,202	*
Victor W. Dahir	56,080	*
Antonio O. Garza	208,055	*
Alka Gupta	—	—
Francisco Lorca	4,597	*
Michael P. Rafferty	189,287	*
Julie E. Silcock	—	—
W. Bruce Turner	197,243	*
Peggy Vaughan	110,631	*
W. Alexander Holmes	560,277	*
Named Executive Officers(3)
Lawrence Angelilli	345,120	*
Kamila K. Chytil	320,832	*
Grant Lines	420,009	*
Andres Villareal	235,446	*
All Directors, Director Nominees and Executive Officers as a Group (16 persons total)(4)	2,889,334	3.7%
*	Less than 1%.
(1)	Includes: shares underlying options exercisable within 60 days of March 10, 2021, as follows: for Mr. Holmes, 73,611 shares and for Mr. Angelilli, 48,385 shares, and restricted stock units that vest within 60 days of March 10, 2021 as follows: for Ms. Vaughan and Messrs. Clark, Garza, Rafferty and Turner, 82,782 shares each.
(2)	Applicable percentage ownership is based on 78,457,002 shares of common stock outstanding as of March 10, 2021.
(3)	In addition to Mr. Holmes, who also serves as a director and is included above.
(4)	Includes: 121,996 shares underlying options exercisable within 60 days of March 10, 2021 and 413,910 shares pursuant to restricted stock units that vest within 60 days of March 10, 2021, as disclosed in footnote (1) above.

2021 Notice and Proxy Statement

Stockholder Proposals For The 2022 Annual Meeting	55

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

Pursuant to SEC Exchange Act Rule 14a-8, in order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2022 Annual Meeting of Stockholders, the written proposal must be received at our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, on or before November 25, 2021. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

In accordance with our Bylaws, in order for a stockholder proposal, including a director nomination, not included in our proxy statement to be properly brought before the 2022 Annual Meeting of Stockholders, a stockholder’s notice of the matter the stockholder wishes to present must comply with the requirements set forth in our Bylaws, and specifically, must be delivered to our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, not less than 90 nor more than 120 days prior to the first anniversary of the date of the 2021 Annual Meeting of Stockholders, unless the date of the 2022 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the date of the 2021 Annual Meeting of Stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC Exchange Act Rule 14a-8) must be received no earlier than January 5, 2022, and no later than February 4, 2022, unless the date of the 2022 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the date of the 2021 Annual Meeting of Stockholders, in which case, any such notice must be received no later than the 10th day following the day on which public announcement of the date of such meeting is first made by us.

2020 ANNUAL REPORT ON FORM 10-K

Our 2020 Annual Report on Form 10-K, including financial statements for the year ended December 31, 2020, is available at www.moneygram.com. Stockholders who wish to obtain a paper copy of our 2020 Annual Report on Form 10-K may do so without charge by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Investor Relations.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at this annual meeting of stockholders. If any other business does properly come before the meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of MoneyGram.

Robert L. Villaseñor
General Counsel, Corporate Secretary and Chief Administrative Officer

MoneyGram International, Inc.
2828 North Harwood Street
15th Floor
Dallas, Texas 75201

Dated: March 25, 2021

2021 Notice and Proxy Statement

A-1	Annex A—Non-GAAP Measures

ANNEX A—NON-GAAP MEASURES

Non-GAAP Measures

In addition to results presented in accordance with accounting principles generally accepted in the United States (“GAAP”), this proxy statement contains certain non-GAAP financial measures, including EBITDA (earnings before interest, taxes, depreciation and amortization, including agent signing bonus amortization), Adjusted EBITDA (EBITDA adjusted for certain significant items), Adjusted EBITDA margin and constant currency measures (which assume that amounts denominated in foreign currencies are translated to the U.S. dollar at rates consistent with those in the prior year). The following table includes a full reconciliation of non-GAAP financial measures to the related GAAP financial measures. The equivalent GAAP financial measures for projected results are not provided, and projected results do not reflect the potential impact of certain non-GAAP adjustments, which include (but in future periods, may not be limited to) restructuring and reorganization costs, legal and contingent matter costs, compliance enhancement program costs, stock-based, contingent and incentive compensation costs, direct monitor costs, severance and related costs, non-cash pension settlement charge, debt extinguishment costs and currency changes. We cannot reliably predict or estimate if and when these types of costs, adjustments or changes may occur or their impact to our financial statements. Accordingly, a reconciliation of the non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not available.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations. These calculations are commonly used as a basis for investors, analysts and other interested parties to evaluate and compare the operating performance and value of companies within our industry. Finally, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and constant currency figures are financial and performance measures used by management in reviewing results of operations, forecasting, allocating resources or establishing employee incentive programs. Although MoneyGram believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered in isolation or as substitutes for the accompanying GAAP financial measures.

2021 Notice and Proxy Statement

Annex A—Non-GAAP Measures	A-2

Non-GAAP Reconciliation

(Amounts in millions, except percentages)	Twelve Months Ended December 31, 2020
Income before income taxes	$6.1
Interest expense	92.4
Depreciation and amortization	64.4
Signing bonus amortization	54.5
EBITDA	217.4
Significant items impacting EBITDA:
Restructuring and reorganization costs	1.0
Legal and contingent matters	0.6
Compliance enhancement program	4.4
Stock-based, contingent and incentive compensation	6.6
Direct monitor costs	11.0
Severance and related costs	0.3
Adjusted EBITDA	241.3
Adjusted EBITDA margin (1)	19.8%
Adjusted EBITDA change, as reported	13%
Adjusted EBITDA change, constant currency adjusted	11%

(1)	Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.

2021 Notice and Proxy Statement

MoneyGram.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 4, 2021 (or 11:59 p.m. Eastern Time on May 2, 2021 for 401(k) plan participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MGI2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 4, 2021 (or 11:59 p.m. Eastern Time on May 2, 2021 for 401(k) plan participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or Phone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D38006-P47979 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MONEYGRAM INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR each of the following nominees in proposal 1:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Antonio O. Garza	☐	☐	☐
1b. Alka Gupta	☐	☐	☐
1c. W. Alexander Holmes	☐	☐	☐
1d. Francisco Lorca	☐	☐	☐
1e. Michael P. Rafferty	☐	☐	☐
1f. Julie E. Silcock	☐	☐	☐
1g. W. Bruce Turner	☐	☐	☐
1h. Peggy Vaughan	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.	**For**	**Against**	**Abstain**
2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 3.	**1 Year**	**2 Years**	**3 Years**	**Abstain**
3. Advisory vote on frequency of holding advisory vote on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.	**For**	**Against**	**Abstain**
4. Advisory vote to approve executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D38007-P47979

MONEYGRAM INTERNATIONAL, INC.
Annual Meeting of Stockholders
Wednesday, May 5, 2021
This proxy is solicited by our Board of Directors.

The stockholder(s) hereby appoint(s) W. Alexander Holmes and Robert L. Villaseñor, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote all of the shares of Common Stock of MONEYGRAM INTERNATIONAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M., Central Time, on Wednesday, May 5, 2021 and any adjournment or postponement thereof as designated on the reverse side of this proxy and in their discretion upon such other business that may properly come before the meeting and any adjournment or postponement thereof.

Attention participants in the MoneyGram International, Inc. 401(k) Plan: If you are a participant in MoneyGram's 401(k) plan, your proxy will serve as a voting instruction to the Independent Fiduciary, Fiduciary Counselors. The Independent Fiduciary shall instruct the Trustee, Wells Fargo Bank N.A. The Independent Fiduciary shall follow each participant's instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). If no voting instructions are received from a participant in the 401(k) plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to vote such shares differently. Your proxy must be received no later than 11:59 P.M., Eastern Time, on May 2, 2021 so that there is adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.

This proxy, when properly executed, will be voted in the manner directed herein and as the proxies deem advisable on such other matters as may properly come before the meeting and any adjournment or postponement thereof. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side